UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)
Madison Square Garden, Inc.
(Name of Issuer)
Class A Common Stock, par value $.01 per share
(Title of Class of Securities)
55826P 100
(CUSIP Number)
Richard D. Bohm
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
212-909-6000
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
November 19, 2010
(Date of Event Which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	55826P 100	Page	2	of	59

1	NAME OF REPORTING PERSON

Charles F. Dolan, individually and
as Trustee of the Charles F. Dolan
2008 Grantor Retained Annuity
Trust #2, the Charles F. Dolan 2009
Grantor Retained Annuity Trust #1,
the Charles F. Dolan 2009 Grantor
Retained Annuity Trust #2, the
Charles F. Dolan 2009 Grantor
Retained Annuity Trust #3, the
Charles F. Dolan 2010 Grantor
Retained Annuity Trust #1, the
Charles F. Dolan 2010 Grantor
Retained Annuity Trust #6M, the
Charles F. Dolan 2010 Grantor
Retained Annuity Trust #7M the
Charles F. Dolan 2010 Grantor
Retained Annuity Trust #8M, and
the Charles F. Dolan 2009
	Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		4,662,097

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,199,611

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,662,097

WITH	10	SHARED DISPOSITIVE POWER

		4,199,611

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,861,708

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	12.6%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 5,514,163 shares of Madison Square Garden, Inc. Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), issuable upon conversion of an equal number of shares of Madison Square Garden, Inc. Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), held by other Reporting Persons hereto as to which Charles F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	3	of	59

1	NAME OF REPORTING PERSON

Helen A. Dolan, individually and
as Trustee of the Helen A. Dolan
2009 Grantor Retained Annuity
Trust #1, the Helen A. Dolan
2009 Grantor Retained Annuity
Trust #2, the Helen A. Dolan
2010 Grantor Retained Annuity
Trust #1, the Helen A. Dolan
2010 Grantor Retained Annuity
Trust #6M, the Helen A. Dolan
2010 Grantor Retained Annuity
Trust #7M, the Helen A. Dolan
2010 Grantor Retained Annuity
Trust #8M and the Helen A.
	Dolan 2009 Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		1,949,998

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,641,288

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,949,998

WITH	10	SHARED DISPOSITIVE POWER

		5,641,288

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,861,708

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	12.6%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 5,514,163 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Helen A. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	4	of	59

1	NAME OF REPORTING PERSON James L. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		479,821

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		980,410

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		479,821

WITH	10	SHARED DISPOSITIVE POWER

		980,410

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,458,853

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.3%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 12,661,597 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	5	of	59

1	NAME OF REPORTING PERSON Thomas C. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		40,767

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		966,844

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		40,767

WITH	10	SHARED DISPOSITIVE POWER

		966,844

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,007,611

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.6%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 12,661,597 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	6	of	59

1	NAME OF REPORTING PERSON Patrick F. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		38,007

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		935,686

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		38,007

WITH	10	SHARED DISPOSITIVE POWER

		935,686

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	973,693

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.5%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 12,702,540 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	7	of	59

1	NAME OF REPORTING PERSON

Kathleen M. Dolan, individually, and
as Trustee of the Charles Dolan 1989
Trust, the Ryan Dolan 1989
Trust and the Tara Dolan 1989 Trust and as a
Trustee of the Charles F. Dolan
	Children Trusts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		50,798

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,741,173

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		50,798

WITH	10	SHARED DISPOSITIVE POWER

		5,741,173

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,791,971

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	8.5%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 8,074,392 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	8	of	59

1	NAME OF REPORTING PERSON Marianne Dolan Weber

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		8,988

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		939,291

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		8,988

WITH	10	SHARED DISPOSITIVE POWER

		939,291

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	948,279

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.5%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 12,697,753 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	9	of	59

1	NAME OF REPORTING PERSON Deborah A. Dolan-Sweeney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		3,647

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		999,501

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,647

WITH	10	SHARED DISPOSITIVE POWER

		999,501

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,003,148

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.6%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 12,669,574 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	10	of	59

1	NAME OF REPORTING PERSON Lawrence J. Dolan, as a Trustee of the Charles F. Dolan 2009 Family Trusts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,953,526

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		1,953,526

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,953,526

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	3.0%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 11,716,049 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Lawrence J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	11	of	59

1	NAME OF REPORTING PERSON David M. Dolan, as a Trustee of the Charles F. Dolan 2009 Family Trusts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		302,647

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,959,276

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		302,647

WITH	10	SHARED DISPOSITIVE POWER

		1,959,276

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,261,923

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	3.5%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 11,716,049 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which David M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	12	of	59

1	NAME OF REPORTING PERSON Paul J. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		95,501

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,938,546

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		95,501

WITH	10	SHARED DISPOSITIVE POWER

		1,938,546

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,034,047

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	3.2%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 11,742,616 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Paul J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	13	of	59

1	NAME OF REPORTING PERSON Matthew J. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		2,087

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,905,510

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,087

WITH	10	SHARED DISPOSITIVE POWER

		1,905,510

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,907,597

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	3.0%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 11,770,795 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Matthew J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	14	of	59

1	NAME OF REPORTING PERSON Mary S. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney and the Charles F. Dolan Children Trust FBO Patrick F. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		4,187

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,907,933

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,187

WITH	10	SHARED DISPOSITIVE POWER

		1,907,933

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,912,120

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	3.0%

14	TYPE OF REPORTING PERSON

	IN
*Excludes 11,783,559 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Mary S. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	15	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan Children Trust FBO Kathleen M. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		966,845

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		966,845

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	966,845

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.5%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 12,669,574 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	16	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		966,845

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		966,845

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	966,845

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.5%

14	TYPE OF REPORTING PERSON

	OO
* Excludes 12,669,574 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	17	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan Children Trust FBO Marianne Dolan Weber

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		938,666

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		938,666

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	938,666

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.5%

14	TYPE OF REPORTING PERSON

	OO
* Excludes 12,697,753 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	18	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan Children Trust FBO Patrick F. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		933,879

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		933,879

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	933,879

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.5%

14	TYPE OF REPORTING PERSON

	OO
* Excludes 12,702,540 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	19	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan Children Trust FBO Thomas C. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		966,844

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		966,844

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	966,844

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.5%

14	TYPE OF REPORTING PERSON

	OO
* Excludes 12,661,597 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	20	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan Children Trust FBO James L. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		966,844

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		966,844

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	966,844

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.5%

14	TYPE OF REPORTING PERSON

	OO
* Excludes 12,661,597 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	21	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2009 Family Trust FBO James L. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		383,546

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		383,546

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	383,546

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.6%

14	TYPE OF REPORTING PERSON

	OO
* Excludes 13,218,304 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	22	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		383,546

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		383,546

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	383,546

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.6%

14	TYPE OF REPORTING PERSON

	OO

*Excludes 13,218,304 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	23	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		301,546

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		301,546

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	301,546

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.5%

14	TYPE OF REPORTING PERSON

	OO

*Excludes 13,300,304 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	24	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		308,546

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		308,546

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	308,546

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.5%

14	TYPE OF REPORTING PERSON

	OO

*Excludes 13,293,304 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	25	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2009 Family Trust FBO Marianne Dolan Weber

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		371,546

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		371,546

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	371,546

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.6%

14	TYPE OF REPORTING PERSON

	OO

*Excludes 13,230,304 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	26	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		203,546

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		203,546

WITH	10	SHARED DISPOSITIVE POWER

		-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	203,546

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.3%

14	TYPE OF REPORTING PERSON

	OO

*Excludes 13,398,304 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	27	of	59

1	NAME OF REPORTING PERSON Ryan Dolan 1989 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		15,156

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		15,156

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	15,156

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0%

14	TYPE OF REPORTING PERSON

	OO

*Excludes 13,573,399 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Ryan Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	28	of	59

1	NAME OF REPORTING PERSON Charles Dolan 1989 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		15,156

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		15,156

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	15,156

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 13,573,399 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	29	of	59

1	NAME OF REPORTING PERSON Tara Dolan 1989 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		15,156

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		15,156

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	15,156

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 13,573,399 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Tara Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	30	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2010 Grantor Retained Annuity Trust #6M

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		1,270,422

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,270,422

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,270,422

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.0%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 12,318,133 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2010 Grantor Retained Annuity Trust #6M disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	31	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2010 Grantor Retained Annuity Trust #7M

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		1,200,384

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,200,384

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,200,384

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.9%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 12,388,171 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2010 Grantor Retained Annuity Trust #7M disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	32	of	59

1	NAME OF REPORTING PERSON Charles F. Dolan 2010 Grantor Retained Annuity Trust #8M

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		1,031,082

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,031,082

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,031,082

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.6%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 12,557,473 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2010 Grantor Retained Annuity Trust #8M disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	33	of	59

1	NAME OF REPORTING PERSON Helen A. Dolan 2010 Grantor Retained Annuity Trust #6M

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		687,349

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		687,349

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	687,349

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.1%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 12,901,206 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Helen A. Dolan 2010 Grantor Retained Annuity Trust #6M disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	34	of	59

1	NAME OF REPORTING PERSON Helen A. Dolan 2010 Grantor Retained Annuity Trust #7M

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		667,849

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		667,849

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	667,849

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.1%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 12,920,706 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Helen A. Dolan 2010 Grantor Retained Annuity Trust #7M disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP No.	55826P 100	Page	35	of	59

1	NAME OF REPORTING PERSON Helen A. Dolan 2010 Grantor Retained Annuity Trust #8M

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	00 — See Item 3 of Statement

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

	7	SOLE VOTING POWER

NUMBER OF		594,800

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		594,800

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	594,800

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☑*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.9%

14	TYPE OF REPORTING PERSON

	OO
*Excludes 12,993,755 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Helen A. Dolan 2010 Grantor Retained Annuity Trust #8M disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

9

Amendment No. 1 to Schedule 13D
     This Amendment to Schedule 13D is being filed jointly by Charles F. Dolan, individually and as Trustee of the Charles F. Dolan 2010 Grantor Retained Annuity Trust #6M (the “CFD 2010 GRAT #6M”), Charles F. Dolan 2010 Grantor Retained Annuity Trust #7M (the “CFD 2010 GRAT #7M”), Charles F. Dolan 2010 Grantor Retained Annuity Trust #8M (the “CFD 2010 GRAT #8M”), Charles F. Dolan 2008 Grantor Retained Annuity Trust #2 (the “CFD 2008 GRAT #2”), Charles F. Dolan 2009 Grantor Retained Annuity Trust #1 (the “CFD 2009 GRAT #1”), Charles F. Dolan 2009 Grantor Retained Annuity Trust #2 (the “CFD 2009 GRAT #2”), Charles F. Dolan 2009 Grantor Retained Annuity Trust #3 (the “CFD 2009 GRAT #3”), Charles F. Dolan 2010 Grantor Retained Annuity Trust #1 (the “CFD 2010 GRAT #1”) and the Charles F. Dolan 2009 Revocable Trust (the “CFD 2009 Trust”); Helen A. Dolan, individually and as Trustee of the Helen A. Dolan 2010 Grantor Retained Annuity Trust #6M (the “HAD 2010 GRAT #6M”), Helen A. Dolan 2010 Grantor Retained Annuity Trust #7M (the “HAD 2009 GRAT #7M”), Helen A. Dolan 2010 Grantor Retained Annuity Trust #8M (the “HAD 2010 GRAT #8M”), Helen A. Dolan 2009 Grantor Retained Annuity Trust #1 (the “HAD 2009 GRAT #1”), Helen A. Dolan 2009 Grantor Retained Annuity Trust #2 (the “HAD 2009 GRAT #2”), Helen A. Dolan 2010 Grantor Retained Annuity Trust #1 (the “HAD 2010 GRAT #1”), and the Helen A. Dolan 2009 Revocable Trust (the “HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts,” and individually, a “Dolan Children Trust”) and as sole Trustee of the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne Dolan Weber; Deborah A. Dolan-Sweeney; Lawrence J. Dolan, as a Trustee of the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan, the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan, the Charles F. Dolan 2009 Family Trust FBO James L. Dolan, the Charles F. Dolan 2009 Family Trust FBO Marianne Dolan Weber, the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan and the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”); David M. Dolan, as a Trustee of the 2009 Family Trusts; Paul J. Dolan, as a Trustee of the Dolan Children Trust FBO Kathleen M. Dolan and the Dolan Children Trust FBO James L. Dolan; Matthew J. Dolan, as a Trustee of the Dolan Children Trust FBO Marianne Dolan Weber and the Dolan Children Trust FBO Thomas C. Dolan; and Mary S. Dolan, as a Trustee of the Dolan Children Trust FBO Deborah Dolan-Sweeney and the Dolan Children Trust FBO Patrick F. Dolan; Dolan Children Trust FBO Kathleen M. Dolan; the Dolan Children Trust FBO Marianne Dolan Weber; Dolan Children Trust FBO Deborah A. Dolan-Sweeney; Dolan Children Trust FBO James L. Dolan; Dolan Children Trust FBO Thomas C. Dolan; Dolan Children Trust FBO Patrick F. Dolan; 2009 Family Trust FBO James L. Dolan; 2009 Family Trust FBO Thomas C. Dolan; 2009 Family Trust FBO Patrick F. Dolan; 2009 Family Trust FBO Kathleen M. Dolan; 2009 Family Trust FBO Marianne Dolan Weber; 2009 Family Trust FBO Deborah A. Dolan-Sweeney; Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan); Ryan Dolan 1989 Trust; Tara Dolan 1989 Trust; CFD 2010 GRAT #6M; CFD 2010 GRAT #7M; CFD 2010 GRAT #8M; HAD 2010 GRAT #6M; HAD 2010 GRAT #7M; and HAD 2010 GRAT #8M (collectively, the “Reporting Persons”).
     The Schedule 13D (the “Schedule”) filed by the original Group Members on February 12, 2010 is hereby amended and supplemented by the Reporting Persons as set forth below in this Amendment No. 1.

Item 2	Identity and Background
     The disclosure in Item 2 is hereby amended by amending and restating part (a) thereof as follows:
(a) The names of the Reporting Persons who are group members (the “Group Members”) are: Charles F. Dolan, individually and as Trustee of the CFD 2010 GRAT #6M, CFD 2010 GRAT #7M, CFD 2010 GRAT #8M and the CFD 2009 Trust; Helen A. Dolan, individually and as Trustee of the HAD 2010 GRAT #6M, HAD 2010 GRAT #7M, HAD 2010 GRAT #8M and the HAD 2009 Trust; James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Dolan Children Trusts and as sole Trustee of the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne Dolan Weber; Deborah A. Dolan-Sweeney; Lawrence J. Dolan, as a Trustee of the 2009 Family Trusts; David M. Dolan, as a Trustee of the 2009 Family Trusts; Paul J. Dolan, as a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and James L. Dolan; Matthew J. Dolan, as a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and Thomas C. Dolan; Mary S. Dolan, as a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and Patrick F. Dolan; Dolan Children Trust FBO Kathleen M. Dolan; Dolan Children Trust FBO Marianne Dolan Weber; Dolan Children Trust FBO Deborah Dolan-Sweeney; Dolan Children Trust FBO James L. Dolan; Dolan Children Trust FBO Thomas C. Dolan; Dolan Children Trust FBO Patrick F. Dolan; 2009 Family Trust FBO James L. Dolan; 2009 Family Trust FBO Thomas C. Dolan; 2009 Family Trust FBO Patrick F. Dolan; 2009 Family Trust FBO Kathleen M. Dolan; 2009 Family Trust FBO Marianne Dolan Weber; 2009 Family Trust FBO Deborah A. Dolan-Sweeney; Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan); Ryan Dolan 1989 Trust; Tara Dolan 1989 Trust; CFD 2010 GRAT #6M; CFD 2010 GRAT #7M; CFD 2010 GRAT #8M; HAD 2010 GRAT #6M; HAD 2010 GRAT #7M; and HAD 2010 GRAT #8M.
     The disclosure in Item 2 is hereby amended by amending and restating parts (b), (c) and (f) thereof as follows:
(b) Except as indicated below, the business address of each Group Member is:
     Individuals:

c/o William A. Frewin
Dolan Family Office
340 Crossways Park Drive
Woodbury, New York 11797
Trusts:
Dolan Children Trust FBO Kathleen M. Dolan is a trust established under the laws of the State of Illinois for the benefit of Kathleen M. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
Dolan Children Trust FBO Marianne Dolan Weber is a trust established under the laws of the State of Illinois for the benefit of Marianne Dolan Weber and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
Dolan Children Trust FBO Deborah Dolan-Sweeney is a trust established under the laws of the State of Illinois for the benefit of Deborah A. Dolan-Sweeney and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
Dolan Children Trust FBO James L. Dolan is a trust established under the laws of the State of Illinois for the benefit of James L. Dolan and has an address of Knickerbocker Group LLC, attention: Kerrie Juras , PO Box 420, Oyster Bay, New York 11771.

Dolan Children Trust FBO Thomas C. Dolan is a trust established under the laws of the State of Illinois for the benefit of Thomas C. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
Dolan Children Trust FBO Patrick F. Dolan is a trust established under the laws of the State of Illinois for the benefit of Patrick F. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
2009 Family Trust FBO James L. Dolan is a trust established under the laws of the State of New York for the benefit of James L. Dolan and has an address of Knickerbocker Group LLC, attention: Kerrie Juras , PO Box 420, Oyster Bay, New York 11771.
2009 Family Trust FBO Thomas C. Dolan is a trust established under the laws of the State of New York for the benefit of Thomas C. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
2009 Family Trust FBO Patrick F. Dolan is a trust established under the laws of the State of New York for the benefit of Patrick F. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
2009 Family Trust FBO Kathleen M. Dolan is a trust established under the laws of the State of New York for the benefit of Kathleen M. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
2009 Family Trust FBO Marianne Dolan Weber is a trust established under the laws of the State of New York for the benefit of Marianne Dolan Weber and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
2009 Family Trust FBO Deborah A. Dolan-Sweeney is a trust established under the laws of the State of New York for the benefit of Deborah A. Dolan-Sweeney and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
Charles Dolan 1989 Trust is a trust established under the laws of the State of New York for the benefit of Charles P. Dolan and has an address of Knickerbocker Group LLC, attention: Kerrie Juras , PO Box 420, Oyster Bay, New York 11771.
Ryan Dolan 1989 Trust is a trust established under the laws of the State of New York for the benefit of Ryan Dolan and has an address of Knickerbocker Group LLC, attention: Kerrie Juras , PO Box 420, Oyster Bay, New York 11771.
Tara Dolan 1989 Trust is a trust established under the laws of the State of New York for the benefit of Tara Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
CFD 2010 GRAT #6M is a trust established under the laws of the State of New York for the benefit of Charles F. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
CFD 2010 GRAT #7M is a trust established under the laws of the State of New York for the benefit of Charles F. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
CFD 2010 GRAT #8M is a trust established under the laws of the State of New York for the benefit of Charles F. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.

HAD 2010 GRAT #6M is a trust established under the laws of the State of New York for the benefit of Helen A. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
HAD 2010 GRAT #7M is a trust established under the laws of the State of New York for the benefit of Helen A. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
HAD 2010 GRAT #8M is a trust established under the laws of the State of New York for the benefit of Helen A. Dolan and has an address of Dolan Family Office, attention: William A. Frewin, 340 Crossways Park Drive, Woodbury, New York 11797.
(c) Charles F. Dolan is a director of the Issuer and Chairman of Cablevision Systems Corporation, a Delaware corporation (“Cablevision”). Helen A. Dolan is his wife and is not currently employed. They are the parents of James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney. Charles F. Dolan is also the brother of Lawrence J. Dolan. Charles F. Dolan is the Trustee of the CFD 2010 GRAT #6M, the CFD 2010 GRAT #7M, the CFD 2010 GRAT #8M and the CFD 2009 Trust.
Helen A. Dolan is the Trustee of the HAD 2010 GRAT #6M, the HAD 2010 GRAT #7M, the HAD 2010 GRAT #8M and the HAD 2009 Trust.
James L. Dolan is a director and Executive Chairman of the Issuer. He is the President and Chief Executive Officer and a director of Cablevision. He is the son of Charles F. Dolan and Helen A. Dolan, and is the brother of Thomas C. Dolan, Patrick F. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney. His wife, Kristin A. Dolan, is a director of the Issuer. His business address is Knickerbocker Group LLC, attention: Kerrie Juras , PO Box 420, Oyster Bay, New York 11771.
Thomas C. Dolan is a director of the Issuer and is the Executive Vice President – Strategy and Development, Office of the Chairman of Cablevision, and a director of Cablevision. He is the son of Charles F. Dolan and Helen A. Dolan, and is the brother of James L. Dolan, Patrick F. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney.
Patrick F. Dolan is a director of Cablevision, and is a director and an officer of a number of subsidiaries of Rainbow Media Group, a subsidiary of Cablevision, including News 12 Networks, of which he is the President. He is the son of Charles F. Dolan and Helen A. Dolan, and is the brother of James L. Dolan, Thomas C. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney.
Kathleen M. Dolan is a teacher and a director of Cablevision. She is the daughter of Charles F. Dolan and Helen A. Dolan, and is the sister of James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney. She is a Trustee of the Dolan Children Trusts, the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust.
Marianne Dolan Weber is a director of the Issuer and is the Chair of the Dolan Family Foundation and the Dolan Children’s Foundation and a director of Cablevision. She is the daughter of Charles F. Dolan and Helen A. Dolan, and is the sister of James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Kathleen M. Dolan and Deborah A. Dolan-Sweeney.
Deborah A. Dolan-Sweeney is a director of the Issuer and is a director of Cablevision. She is the daughter of Charles F. Dolan and Helen A. Dolan, and is the sister of James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Kathleen M. Dolan and Marianne Dolan Weber. Her husband, Brian G. Sweeney, is a director of the Issuer and is Senior Vice President eMedia and a director of Cablevision.

Lawrence J. Dolan is the brother of Charles F. Dolan, and is the father of Matthew J. Dolan, Paul J. Dolan and Mary S. Dolan. He is the Chief Executive Officer of Cleveland Indians Baseball Company, L.P. His business address is c/o Cleveland Indians, Progressive Field, 2401 Ontario St., Cleveland, Ohio 44115. He is a co-Trustee of the 2009 Family Trusts.
David M. Dolan is a retired attorney and is currently the Chairman of the board of Citizens National Bank. He is a first cousin of Charles F. Dolan. He is a co-Trustee of the 2009 Family Trusts.
Paul J. Dolan is the son of Lawrence J. Dolan, the brother of Matthew J. Dolan and Mary S. Dolan, and a nephew of Charles F. Dolan and Helen A. Dolan. He is the President of Cleveland Indians Baseball Company, L.P. His business address is c/o Cleveland Indians Progressive Field, 2401 Ontario St., Cleveland, Ohio 44115. He is a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and James L. Dolan.
Matthew J. Dolan is the son of Lawrence J. Dolan, the brother of Paul J. Dolan and Mary S. Dolan, and a nephew of Charles F. Dolan and Helen A. Dolan. He is an attorney and is a principal of Thrasher, Dinsmore & Dolan, Corporate Place, 100 7th Avenue, Chardon, OH 44024-9423. He is a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and Thomas C. Dolan.
Mary S. Dolan is the daughter of Lawrence J. Dolan, the sister of Matthew J. Dolan and Paul J. Dolan, and a niece of Charles F. Dolan and Helen A. Dolan. She is the Co-Director of Legal Services at the Lifespan Center for Legal Services. She is a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and Patrick F. Dolan.
(d) No Group Member, during the last five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e) No Group Member, during the last five years, has been a party to a civil proceeding of a judicial body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f) All individual Group Members are citizens of the United States. Group Members that are trusts are organized in the jurisdiction set forth in Item 2(b).

Item 3	Source and Amount of Funds or Other Consideration
     The disclosure in Item 3 is hereby amended by adding the following at the end thereof:
     The CFD 2010 GRAT #6M, CFD 2010 GRAT #7M, and CFD 2010 GRAT #8M (collectively, the “New CFD GRATs”) were each formed by Charles F. Dolan on July 1, 2010 and given the number of shares of the Issuer’s Class B Common Stock indicated as owned by the trust in Item 5 of this Amendment No. 1 to the Schedule 13D. Charles F. Dolan received the shares of the Issuer’s Class B Common Stock given to the New CFD GRATs from pre-existing grantor retained annuity trusts (the “Old CFD GRATs”) of which Mr. Dolan is settlor, trustee and beneficiary, in exchange for promissory notes.
     The HAD 2010 GRAT #6M, HAD 2010 GRAT #7M, and HAD 2010 GRAT #8M (collectively, the “New HAD GRATs” and, together with the New CFD GRATs, the “New GRATs”) were each formed by Helen A. Dolan on July 1, 2010 and given the number of shares of the Issuer’s Class B Common Stock indicated as owned by the trust in Item 5 of this Amendment No. 1 to the Schedule 13D. Helen A. Dolan received the shares of the Issuer’s Class B Common Stock given to the New HAD GRATs from pre-existing grantor retained annuity trusts (the “Old HAD GRATs”) of which Mrs. Dolan is the settlor, trustee and beneficiary, in exchange for promissory notes.

Item 4	Purpose of Transaction
     The disclosure in Item 4 is hereby amended by adding the following to the end thereof:

     On November 19, 2010, the Group Members entered into an Amended and Restated Class B Stockholders Agreement (the “A&R Class B Stockholders Agreement”), which is filed as Exhibit 6 to this Schedule 13D, which amended and restated the Class B Stockholders Agreement to make certain technical changes to the Class B Stockholders Agreement.
     Charles F. Dolan, as settlor of the Old CFD GRATs, and Helen A. Dolan, as settlor of the Old HAD GRATs, (collectively, the “Old GRATs”) exercised their rights under the Old GRATs to substitute assets for shares of Class B Common Stock held in the Old GRATs and substituted promissory notes for such shares. The substitution of the notes for shares of Class B Common Stock in the Old GRATs, and the formation of and contribution of shares to the New GRATs, were made in connection with estate planning for Charles F. Dolan and Helen A. Dolan.
     James L. Dolan intends to purchase shares of Class B Common Stock from the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan) prior to the end of 2010.

Item 5	Interest in Securities of the Issuer
     The disclosure in Item 5(a) and (b) is hereby amended and restated to read in its entirety as follows:
(a) and (b) The Group Members may be deemed to beneficially own an aggregate of 15,693,451 shares of Class A Common Stock as a result of their beneficial ownership of (i) 2,104,896 shares of Class A Common Stock (including 168,325 shares of restricted stock and options to purchase 590,844 shares of Class A Common Stock that are exercisable within sixty days of this filing), and (ii) 13,588,555 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 20.8% of the total shares of the Issuer’s common stock currently outstanding. Group Members in the aggregate may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 13,588,555 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock (representing all outstanding Class B Common Stock) because of the terms of the Class B Stockholders Agreement (see Item 6 below). Each of the Reporting Persons disclaims beneficial ownership of the securities held by the other Reporting Persons, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.
Charles F. Dolan may be deemed to beneficially own an aggregate of 8,861,708 shares of Class A Common Stock, including (i) 414,551 shares of Class A Common Stock (including 69,725 shares of restricted stock), (ii) options to purchase 303,040 shares of Class A Common Stock that are exercisable within sixty days of this filing, and (iii) 8,074,392 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 12.6% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 4,662,097 shares of Class A Common Stock (including 37,444 shares of Class A Common Stock owned of record personally, 69,725 shares of restricted stock owned of record personally and options owned of record personally to purchase 303,040 shares of Class A Common Stock that are exercisable within sixty days of this filing, and 4,251,888 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 750,000 shares of Class B Common Stock owned of record by the CFD 2009 Trust, 1,270,422 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #6M, 1,200,384 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #7M and 1,031,082 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #8M) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 4,199,611 shares of Class A Common Stock (including 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation, 79,770 shares of Class A Common Stock owned of record by the 2009 Family Trusts, and 3,822,504 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 687,349 shares of Class B Common Stock owned by the HAD 2010 GRAT #6M, 667,849 shares of Class B Common Stock owned by the HAD 2010 GRAT #7M and 594,800 shares of Class B Common Stock owned by the HAD 2010 GRAT #8M, and 1,872,506 shares of

Class B Common Stock owned by the 2009 Family Trusts). He disclaims beneficial ownership of 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation and 79,770 shares of Class A Common Stock owned of record by the 2009 Family Trusts, and 3,822,504 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 687,349 shares of Class B Common Stock owned by the HAD 2010 GRAT #6M, 667,849 shares of Class B Common Stock owned by the HAD 2010 GRAT #7M, and 594,800 shares of Class B Common Stock owned by the HAD 2010 GRAT #8M, and 1,872,506 shares of Class B Common Stock owned of record by the 2009 Family Trusts, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.
Helen A. Dolan may be deemed to beneficially own an aggregate of 8,861,708 shares of Class A Common Stock, including (i) 414,551 shares of Class A Common Stock (including 69,725 shares of restricted stock), (ii) options to purchase 303,040 shares of Class A Common Stock that are exercisable within sixty days of this filing and (iii) 8,074,392 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 12.6% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of 1,949,998 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock (including 687,349 shares of Class B Common Stock owned by the HAD 2010 GRAT #6M, 667,849 shares of Class B Common Stock owned by the HAD 2010 GRAT #7M, and 594,800 shares of Class B Common Stock owned by the HAD 2010 GRAT #8M, and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,641,288 shares of Class A Common Stock (including 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation, 79,770 shares of Class A Common Stock owned of record by the 2009 Family Trusts, 37,444 shares of Class A Common Stock, 69,725 shares of restricted stock and options to purchase 303,040 shares of Class A Common Stock exercisable within sixty days of this filing owned of record personally by her spouse, Charles F. Dolan, and 6,124,394 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 750,000 shares of Class B Common Stock owned of record by the CFD 2009 Trust, 1,270,422 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #6M, 1,200,384 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #7M and 1,031,082 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #8M and 1,872,506 shares of Class B Common Stock owned of record by the 2009 Family Trusts,). She disclaims beneficial ownership of 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation, 79,770 shares of Class A Common Stock owned of record by the 2009 Family Trusts, 37,444 shares of Class A Common Stock, 69,725 shares of restricted stock and options to purchase 303,040 shares of Class A Common Stock exercisable within sixty days of this filing owned of record personally by her spouse, and 6,124,394 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 750,000 shares of Class B Common Stock owned of record by the CFD 2009 Trust, 1,270,422 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #6M, 1,200,384 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #7M and 1,031,082 shares of Class B Common Stock owned of record by the CFD 2010 GRAT #8M, and 1,872,506 shares of Class B Common Stock owned of record by the 2009 Family Trusts, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.
James L. Dolan may be deemed to beneficially own an aggregate of 1,458,853 shares of Class A Common Stock, including (i) 176,474 shares of Class A Common Stock (including 78,897 shares of restricted stock), (ii) options to purchase 276,524 shares of Class A Common Stock that are exercisable within sixty days of this filing and (iii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.3% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 479,821 shares of Class A Common Stock (including 130,597 shares of Class A Common Stock owned of record personally, 2,125 shares of Class A Common Stock held as custodian for one or more minor children, 70,575 shares of restricted stock owned of record personally and options owned of record personally to purchase 276,524 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 54,199 shares of Class A Common Stock (including 1,250 shares of Class A Common Stock owned jointly with his spouse, 4,850 shares of restricted stock owned of record personally by his spouse, 1,289 shares of Class A Common Stock owned of record by members of his household, and 39,886 shares of Class A Common Stock owned of record by the Dolan Children Trust for his benefit) and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 2,125 shares of Class A Common Stock held as custodian for one or more minor children, 1,289 shares of Class A Common Stock owned of record by members of his household, 4,850 shares of restricted stock owned of record personally by his spouse, and 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.
Thomas C. Dolan may be deemed to beneficially own 1,007,611 shares of Class A Common Stock, including 80,653 shares of Class A Common Stock (including 9,475 shares of restricted stock) and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This amount represents approximately 1.6% of the shares of Class A Common Stock currently outstanding. He may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 40,767 shares of Class A Common Stock (including 9,475 shares of restricted stock) and the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.
Patrick F. Dolan may be deemed to beneficially own an aggregate of 973,693 shares of Class A Common Stock, including (i) 82,148 shares of Class A Common Stock (including 6,850 shares of restricted stock), (ii) options to purchase 5,530 shares of Class A Common Stock that are exercisable within sixty days of this filing and (iii) 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.5% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 40,057 shares of Class A Common Stock (including 24,377 shares of Class A Common Stock, 8,900 shares of restricted stock, and options to purchase 5,530 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record personally and 1,250 shares of Class A Common Stock held as custodian for one or more minor children) and (b) the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 49,671 shares of Class A Common Stock (including 1,250 shares owned jointly with his spouse and 557 shares owned of record by the Daniel P. Mucci Trust (the “Mucci Trust”) for which he serves as co-trustee and 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for his benefit) and 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 1,250 shares of Class A Common Stock held as custodian for one or more minor children, 557 shares of Class A Common Stock held by the Mucci Trust, and 47,864 shares of Class A Common Stock and 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Kathleen M. Dolan may be deemed to beneficially own an aggregate of 5,791,971 shares of Class A Common Stock, including (i) 277,808 shares of Class A Common Stock and (ii) 5,514,163 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 8.5% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 5,330 shares of Class A Common Stock (including 4,080 shares of Class A Common Stock owned of record personally and 1,250 shares of Class A Common Stock held as custodian for one or more minor children) and an aggregate of 45,468 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 272,478 shares of Class A Common Stock (including 1,250 shares of Class A Common Stock owned jointly with her former spouse and an aggregate of 271,228 shares of Class A Common Stock owned of record by the Dolan Children Trusts) and an aggregate of 5,468,695 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts. She disclaims beneficial ownership of 1,250 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 271,228 shares of Class A Common Stock owned of record by the Dolan Children Trusts and an aggregate of 5,514,163 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B owned of record by the Dolan Children Trusts, the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.
Marianne Dolan Weber may be deemed to beneficially own an aggregate of 948,279 shares of Class A Common Stock, including (i) 55,477 shares of Class A Common Stock, (ii) options to purchase 2,000 shares of Class A Common Stock that are exercisable within sixty days of this filing, and (iii) 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.5% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 8,988 shares of Class A Common Stock (including 6,363 shares of Class A Common Stock, options to purchase 2,000 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record personally and 625 shares of Class A Common Stock held as custodian for a minor child) and (b) the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 48,489 shares of Class A Common Stock (including 625 shares of Class A Common Stock owned personally by her spouse, and 47,864 shares of Class A Common Stock owned by the Dolan Children Trust for her benefit) and 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit. She disclaims beneficial ownership of 625 shares of Class A Common Stock held as custodian for a minor child, 625 shares of Class A Common Stock owned of record by her spouse, and 47,864 shares of Class A Common Stock and 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.
Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 1,003,148 shares of Class A Common Stock, including (i) 73,567 shares of Class A Common Stock (including 6,850 shares of restricted stock), (ii) options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing and (iii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.6% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 3,647 shares of Class A Common Stock owned of record personally, and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 80,520 shares of Class A Common Stock (including 18,056 shares of Class A

Common Stock, 6,850 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record by her spouse, 4,000 shares of Class A Common Stock held by trusts for which her spouse serves as co-trustee and 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for her benefit) and 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit. She disclaims beneficial ownership of 18,056 shares of Class A Common Stock, 6,850 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record by her spouse, 4,000 shares of Class A Common Stock held by trusts for which her spouse serves as co-trustee and 47,864 shares of Class A Common Stock and 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.
Lawrence J. Dolan may be deemed to beneficially own an aggregate of 1,953,526 shares of Class A Common Stock, including (i) 81,020 shares of Class A Common Stock and (ii) 1,872,506 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.0% of the shares of Class A Common Stock currently outstanding. He may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,953,526 shares of Class A Common Stock (including 1,250 shares of Class A Common Stock owned with his spouse, an aggregate of 79,770 shares of Class A Common Stock owned of record by the 2009 Family Trusts and an aggregate of 1,872,506 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts). He disclaims beneficial ownership of an aggregate of 79,770 shares of Class A Common Stock owned of record by the 2009 Family Trusts and an aggregate of 1,872,506 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.
David M. Dolan may be deemed to beneficially own an aggregate of 2,261,923 shares of Class A Common Stock, including (i) 389,417 shares of Class A Common Stock and (ii) 1,872,506 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.5% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 302,647 shares of Class A Common Stock (including 3,442 shares of Class A Common Stock owned of record by the David M. Dolan Revocable Trust and 299,205 shares of Class A Common Stock owned of record by the Charles F. Dolan Charitable Remainder Trust) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,959,276 shares of Class A Common Stock (including 1,250 shares of Class A Common Stock owned jointly with his spouse, 5,250 shares of Class A Common Stock owned of record by the Ann H. Dolan Revocable Trust, 500 shares of Class A Common Stock held by his spouse as custodian for a minor child, an aggregate of 79,770 shares of Class A Common Stock owned of record by the 2009 Family Trusts, and an aggregate of 1,872,506 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts). He disclaims beneficial ownership of 299,205 shares of Class A Common Stock owned of record by the Charles F. Dolan Charitable Remainder Trust, 5,250 shares of Class A Common Stock owned of record by the Ann H. Dolan Revocable Trust, 500 shares of Class A Common Stock held by his spouse as custodian for a minor child, an aggregate of 79,770 shares of Class A Common Stock owned of record by the 2009 Family Trusts, and an aggregate of 1,872,506 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, and this report shall not be deemed to be an admission that he is the beneficial owner of such securities. See Exhibit A.
Paul J. Dolan may be deemed to beneficially own an aggregate of 2,034,047 shares of Class A Common Stock, including (i) 188,108 shares of Class A Common Stock, and (ii) 1,845,939 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.2% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 95,501 shares of Class A Common Stock (including 4,059 shares of Class A Common Stock held as custodian for one or more minor children and 91,442 shares of Class A Common Stock owned of record by the CFD Trust No. 10) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,938,546 shares of Class A Common Stock (including 4,857 shares of Class A Common Stock owned jointly with his spouse, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, and an aggregate of 1,845,939 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan). He disclaims beneficial ownership of 4,059 shares of Class A Common Stock held as custodian for one or more minor children, 91,442 shares of Class A Common Stock owned of record by the CFD Trust No. 10, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, and an aggregate of 1,845,939 shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, and this report shall not be deemed to be an admission that he is the beneficial owner of such securities. See Exhibit A.
Matthew J. Dolan may be deemed to beneficially own an aggregate of 1,907,597 shares of Class A Common Stock, including (i) 89,837 shares of Class A Common Stock and (ii) 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.0% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 2,087 shares of Class A Common Stock (including 1,225 shares of Class A Common Stock owned of record personally and 862 shares of Class A Common Stock held as custodian for a minor child) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,905,510 shares of Class A Common Stock (including an aggregate of 87,750 shares of Class A Common stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan and an aggregate of 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan ). He disclaims beneficial ownership of 862 shares of Class A Common Stock held as custodian for a minor child, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan and an aggregate of 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.
Mary S. Dolan may be deemed to beneficially own an aggregate of 1,912,120 shares of Class A Common Stock, including (i) 107,146 shares of Class A Common Stock and (ii) 1,804,996 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.0% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote and to dispose of or direct the disposition of 4,187 shares of Class A Common Stock held as custodian for one or more minor children and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,907,933 shares of Class A Common Stock (including 7,209 shares of Class A Common Stock owned jointly with her spouse, an aggregate of 95,728 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan and an aggregate of 1,804,996 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan. She disclaims beneficial ownership of 4,187 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of

95,728 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan and an aggregate of 1,804,996 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.
The Charles F. Dolan Children Trust FBO Kathleen M. Dolan may be deemed to beneficially own an aggregate of 966,845 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Paul J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 15 of this Schedule 13D is hereby incorporated by reference.
The Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney may be deemed to beneficially own an aggregate of 966,845 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 16 of this Schedule 13D is hereby incorporated by reference.
The Charles F. Dolan Children Trust FBO Marianne Dolan Weber may be deemed to beneficially own an aggregate of 938,666 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Matthew J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 17 of this Schedule 13D is hereby incorporated by reference.
The Charles F. Dolan Children Trust FBO Patrick F. Dolan may be deemed to beneficially own an aggregate of 933,879 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 18 of this Schedule 13D is hereby incorporated by reference.
The Charles F. Dolan Children Trust FBO Thomas C. Dolan may be deemed to beneficially own an aggregate of 966,844 shares of Class A Common Stock, including (i) 39,886 shares of Class A Common Stock and (ii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Matthew J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 19 of this Schedule 13D is hereby incorporated by reference.
The Charles F. Dolan Children Trust FBO James L. Dolan may be deemed to beneficially own an aggregate of 966,844 shares of Class A Common Stock, including (i) 39,886 shares of Class A Common Stock and (ii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Paul J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 20 of this Schedule 13D is hereby incorporated by reference.
The 2009 Family Trust FBO James L. Dolan may be deemed to beneficially own an aggregate of 383,546 shares of Class A Common Stock, including (i) 13,295 shares of Class A Common Stock and (ii) 370,251 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 21 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Thomas C. Dolan may be deemed to beneficially own an aggregate of 383,546 shares of Class A Common Stock, including (i) 13,295 shares of Class A Common Stock and (ii) 370,251 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 22 of this Schedule 13D is hereby incorporated by reference.
The 2009 Family Trust FBO Patrick F. Dolan may be deemed to beneficially own an aggregate of 301,546 shares of Class A Common Stock, including (i) 13,295 shares of Class A Common Stock and (ii) 288,251 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 23 of this Schedule 13D is hereby incorporated by reference.
The 2009 Family Trust FBO Kathleen M. Dolan may be deemed to beneficially own an aggregate of 308,546 shares of Class A Common Stock, including (i) 13,295 shares of Class A Common Stock and (ii) 295,251 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 24 of this Schedule 13D is hereby incorporated by reference.
The 2009 Family Trust FBO Marianne Dolan Weber may be deemed to beneficially own an aggregate of 371,546 shares of Class A Common Stock, including (i) 13,295 shares of Class A Common Stock and (ii) 358,251 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 25 of this Schedule 13D is hereby incorporated by reference.
The 2009 Family Trust FBO Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 203,546 shares of Class A Common Stock, including (i) 13,295 shares of Class A Common Stock and (ii) 190,251 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 26 of this Schedule 13D is hereby incorporated by reference.
The Ryan Dolan 1989 Trust may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock, including 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 27 of this Schedule 13D is hereby incorporated by reference.
The Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan) may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock, including 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 28 of this Schedule 13D is hereby incorporated by reference.
The Tara Dolan 1989 Trust may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock, including 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 29 of this Schedule 13D is hereby incorporated by reference.
The Charles F. Dolan 2010 Grantor Retained Annuity Trust #6M may be deemed to beneficially own an aggregate of 1,270,422 shares of Class A Common Stock, including 1,270,422 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Charles F. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 30 of this Schedule 13D is hereby incorporated by reference.
The Charles F. Dolan 2010 Grantor Retained Annuity Trust #7M may be deemed to beneficially own an aggregate of 1,200,384 shares of Class A Common Stock, including 1,200,384 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Charles F. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 31 of this Schedule 13D is hereby incorporated by reference.
The Charles F. Dolan 2010 Grantor Retained Annuity Trust #8M may be deemed to beneficially own an aggregate of 1,031,082 shares of Class A Common Stock, including 1,031,082 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Charles F. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 32 of this Schedule 13D is hereby incorporated by reference.
The Helen A. Dolan 2010 Grantor Retained Annuity Trust #6M may be deemed to beneficially own an aggregate of 687,349 shares of Class A Common Stock, including 687,349 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Helen A. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 33 of this Schedule 13D is hereby incorporated by reference.
The Helen A. Dolan 2010 Grantor Retained Annuity Trust #7M may be deemed to beneficially own an aggregate of 667,849 shares of Class A Common Stock, including 667,849 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Helen A. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 34 of this Schedule 13D is hereby incorporated by reference.
The Helen A. Dolan 2010 Grantor Retained Annuity Trust #8M may be deemed to beneficially own an aggregate of 594,800 shares of Class A Common Stock, including 594,800 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Helen A. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 35 of this Schedule 13D is hereby incorporated by reference.
(c) The following transactions in the Issuer’s Securities have been effected by Group Members within the 60 days prior to this filing:
On October 14, 2010, Charles P. Dolan, son of James L. Dolan, received a compensatory grant from the Issuer of 3,472 restricted stock units that are settled in shares of restricted stock of Class A Common Stock or the cash value thereof. James L. Dolan disclaims beneficial ownership of the restricted stock units held by Charles P. Dolan.
(d) See Exhibit A.
(e) On April 1, 2010, upon transfer of all shares of the Issuer’s Class B Common Stock to Charles F. Dolan and Helen A. Dolan, each of the CFD 2008 GRAT #2, CFD 2009 GRAT #1, CFD 2009 GRAT #2, CFD 2009 GRAT #3, CFD 2010 GRAT #1, HAD 2009 GRAT #1, HAD 2009 GRAT #2, and HAD 2010 GRAT #1 ceased to be a beneficial owner of the Issuer’s securities and a Group Member.

Item 6	Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer

The disclosure in the section of Item 6 entitled “THE CLASS B STOCKHOLDERS AGREEMENT” is hereby amended by:
(1) adding the following paragraph after the end of the first paragraph thereof:
“As described in Item 4 above, on November 19, 2010, the Group Members entered into the A&R Class B Stockholders Agreement, which is filed as Exhibit 6 to this Schedule 13D, which amended and restated the Class B Stockholders Agreement to make certain technical changes to the Class B Stockholders Agreement.”,
(2) changing all references to the “Class B Stockholders Agreement” following the paragraph added in clause (1) above to the “A&R Class B Stockholders Agreement”, and
(3) amending the last sentence of the paragraph entitled “Transfers” to read in its entirety as follows:
“The foregoing requirement and the other transfer restrictions in the A&R Class B Stockholders Agreement do not apply to Charles F. Dolan or Helen A. Dolan or any revocable trust or grantor retained annuity trust created by them.”

Item 7	Material to be Filed as an Exhibit.
The disclosure in Item 7 is hereby amended by restating Exhibit A in its entirety as Exhibit A attached hereto and supplemented by adding the following in appropriate numerical order:
Exhibit B.1:	Joint Filing Agreement

Exhibit C.2	Powers of Attorney for each of:

Charles F. Dolan Children Trust FBO Kathleen M. Dolan.

Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney.

Charles F. Dolan Children Trust FBO Marianne Dolan Weber.

Charles F. Dolan Children Trust FBO Patrick F. Dolan.

Charles F. Dolan Children Trust FBO Thomas C. Dolan

Charles F. Dolan Children Trust FBO James L. Dolan.

Charles F. Dolan 2009 Family Trust FBO James L. Dolan.

Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan.

Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan.

Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan.

Charles F. Dolan 2009 Family Trust FBO Marianne Dolan Weber.

Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney.

Tara Dolan 1989 Trust.

Charles Dolan 1989 Trust.

Ryan Dolan 1989 Trust.

Charles F. Dolan 2010 Grantor Retained Annuity Trust #6M.

Charles F. Dolan 2010 Grantor Retained Annuity Trust #7M.

Charles F. Dolan 2010 Grantor Retained Annuity Trust #8M.

Helen A. Dolan 2010 Grantor Retained Annuity Trust #6M.

Helen A. Dolan 2010 Grantor Retained Annuity Trust #7M.

Helen A. Dolan 2010 Grantor Retained Annuity Trust #8M.

Exhibit 6:	Amended and Restated Class B Stockholders Agreement, dated November 19, 2010.

Signature.
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.
Date: November 19, 2010

CHARLES F. DOLAN, individually, and as
Trustee of the Charles F. Dolan 2009
Revocable Trust, the Charles F. Dolan
2008 Grantor Retained Annuity Trust #2,
the Charles F. Dolan 2009 Grantor
Retained Annuity Trust #1, the Charles F.
Dolan 2009 Grantor Retained Annuity Trust
#2, the Charles F. Dolan 2009 Grantor
Retained Annuity Trust #3, the Charles F.
Dolan 2010 Grantor Retained Annuity Trust
#1, the Charles F. Dolan 2010 Grantor
Retained Annuity Trust #6M, the Charles
F. Dolan 2010 Grantor Retained Annuity
Trust #7M and the Charles F. Dolan 2010
Grantor Retained Annuity Trust #8M

*
Charles F. Dolan

HELEN A. DOLAN, individually, and as
Trustee of the Helen A. Dolan 2009
Revocable Trust, the Helen A. Dolan 2009
Grantor Retained Annuity Trust #1, the
Helen A. Dolan 2009 Grantor Retained
Annuity Trust #2 , the Helen A. Dolan
2010 Grantor Retained Annuity Trust #1,
the Helen A. Dolan 2010 Grantor Retained
Annuity Trust #6M, the Helen A. Dolan
2010 Grantor Retained Annuity Trust #7M
and the Helen A. Dolan 2010 Grantor
Retained Annuity Trust #8M

*
Helen A. Dolan

JAMES L. DOLAN, individually
/s/ James L. Dolan
James L. Dolan

THOMAS C. DOLAN, individually
/s/ Thomas C. Dolan
Thomas C. Dolan

PATRICK F. DOLAN, individually
*
Patrick F. Dolan

MARIANNE DOLAN WEBER, individually
*
Marianne Dolan Weber

DEBORAH A. DOLAN-SWEENEY, individually
*
Deborah A. Dolan-Sweeney

KATHLEEN M. DOLAN, individually, and as a
Trustee of the Charles F. Dolan Children
Trusts FBO Kathleen M. Dolan, Deborah
Dolan-Sweeney, Marianne Dolan Weber,
Patrick F. Dolan, Thomas C. Dolan and
James L. Dolan, and as Trustee of the
Charles Dolan 1989 Trust, the Ryan Dolan
1989 Trust and the Tara Dolan 1989 Trust

*
Kathleen M. Dolan

LAWRENCE J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan 2009 Family Trusts
*
Lawrence J. Dolan

DAVID M. DOLAN, not individually, but as a Trustee of the Charles F. Dolan 2009 Family Trusts
*
David M. Dolan

PAUL J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan
*
Paul J. Dolan

MATTHEW J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan
*
Matthew J. Dolan

MARY S. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney and the Charles F. Dolan Children Trust FBO Patrick F. Dolan
*
Mary S. Dolan

*By:	/s/ Brian G. Sweeney
Brian G. Sweeney
As Attorney-in-Fact

Exhibit A
     Kathleen M. Dolan is a co-Trustee of each of the Charles F. Dolan Children Trust FBO James L. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Patrick F. Dolan (with Mary S. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Thomas C. Dolan (with Matthew J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Kathleen M. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Marianne Dolan Weber (with Matthew J. Dolan as co-Trustee) and the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney (with Mary S. Dolan as co-Trustee) (hereinafter referred to, collectively, as the “Dolan Children Trusts” and individually, as a “Dolan Children Trust”), which as of October 31, 2010, beneficially owned in the aggregate 271,228 shares of Class A Common Stock and 5,468,695 shares of Class B Common Stock.
     The following table lists each Dolan Children Trust’s name and the name of its beneficiary (each a “Current Beneficiary”) .

Name of Trust	Current Beneficiary
Charles F. Dolan Children Trust FBO James L. Dolan	James L. Dolan

Charles F. Dolan Children Trust FBO Patrick F. Dolan	Patrick F. Dolan

Charles F. Dolan Children Trust FBO Thomas C. Dolan	Thomas C. Dolan

Charles F. Dolan Children Trust FBO Kathleen M. Dolan	Kathleen M. Dolan

Charles F. Dolan Children Trust FBO Marianne Dolan Weber	Marianne Dolan Weber

Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney	Deborah A. Dolan-Sweeney
     For each Dolan Children Trust other than the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the Trustees to the Current Beneficiary. For the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee to the Current Beneficiary. The Current Beneficiary of each Dolan Children Trust has the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her trust. In the event that a Current Beneficiary becomes a Trustee of his or her trust, distributions of income and principal to the Current Beneficiary will be made in the discretion of the non-beneficiary Trustee. For each Dolan Children Trust, the Current Beneficiary has the power during his or her life to appoint all or part of the assets of his or her trust to or for the benefit of one or more of his or her descendants. Any unappointed portion of such trust will pass, in further trust, per stirpes to the Current Beneficiary’s then living descendants, or if none, per stirpes to the then living descendants of Charles F. Dolan, or if none, among the heirs-at-law of Charles F. Dolan.
     The Current Beneficiary of any Dolan Children Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such Dolan Children Trust because the non-beneficiary Trustee thereof has the sole discretion to distribute or accumulate the income from each Dolan

Children Trust and the sole discretion to distribute the principal of each Dolan Children Trust to the Current Beneficiary of such Dolan Children Trust.
     Kathleen M. Dolan is the sole Trustee of the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust, and the Tara Dolan 1989 Trust (collectively, the “CFD Grandchildren Trusts” and individually, a “CFD Grandchild Trust”). As of October 31, 2010, the CFD Grandchildren Trusts beneficially owned an aggregate of 45,468 shares of Class B Common Stock. Until the respective beneficiary attains age 21, the income of the relevant CFD Grandchild Trust may be distributed to or for the benefit of such beneficiary as the Trustee’s discretion determines. Any net income not so distributed is to be accumulated and added to the principal of the relevant CFD Grandchild Trust. From and after the respective beneficiary attaining age 21, all of the net income of the relevant CFD Grandchild Trust is to be distributed to such beneficiary. In addition, during the continuance of the relevant CFD Grandchild Trust, the Trustee in the Trustee’s discretion may distribute the principal of the relevant CFD Grandchild Trust to or for the benefit of the respective beneficiary. Upon the respective beneficiary attaining age 40, the relevant CFD Grandchild Trust for the respective beneficiary terminates and is to be distributed to such beneficiary. If the respective beneficiary dies before attaining age 40, such beneficiary has a testamentary general power of appointment over the relevant CFD Grandchild Trust. In default of the exercise of such power of appointment, the relevant CFD Grandchild Trust will be distributed to the respective beneficiary’s then-living issue, per stirpes, or if none, to Charles F. Dolan’s then-living grandchildren, in equal shares, or if none, to Charles F. Dolan’s then-living issue, per stirpes.
     The following table lists the CFD Grandchildren Trusts and the name of the beneficiary with respect to each such trust.

Name of Trust	Beneficiary
Charles Dolan 1989 Trust	Charles P. Dolan

Ryan Dolan 1989 Trust	Ryan Dolan

Tara Dolan 1989 Trust	Tara Dolan
     Each of Lawrence J. Dolan and David M. Dolan (each, a “2009 Family Trustee” and together, the “2009 Family Trustees”) is currently a trustee of the Charles F. Dolan 2009 Family Trusts (the “2009 Family Trusts”). As of October 31, 2010, the 2009 Family Trusts owned in the aggregate 79,770 shares of Class A Common Stock and 1,872,506 shares of Class B Common Stock. The property held in the 2009 Family Trusts is held in separate trusts, such that there is one trust in respect of each living child of Charles F. Dolan. The beneficiary of each trust is the child for whom the trust was set apart (each, a “Beneficiary”). As a 2009 Family Trustee, Lawrence J. Dolan has the shared power to vote and dispose of all shares held by the 2009 Family Trusts. David M. Dolan, as a 2009 Family Trustee, shares the power to vote and dispose of all shares held by the 2009 Family Trusts.
     During the life of the Beneficiary of any of the 2009 Family Trusts, distributions of income and principal of any trust can be made in the discretion of Lawrence J. Dolan and David M. Dolan, as 2009 Family Trustees, to the Beneficiary of each such trust. After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, each Beneficiary will have the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her 2009 Family Trust. In the event that a Beneficiary becomes a Trustee of his or her 2009 Family Trust, distributions of income and principal to the Beneficiary will be made in the discretion of the non-beneficiary Trustee. Charles F. Dolan has the right to substitute assets with each of the 2009 Family Trusts, subject to the 2009 Family Trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.
     Each Beneficiary has a testamentary power of appointment over the 2009 Family Trust for his or her benefit, except that any shares of Class B Common Stock can only be appointed in further trust for the benefit of any one or more of the descendants of Charles F. Dolan upon substantially the same terms as the

2009 Family Trusts. Upon the death of the Beneficiary of a trust, the 2009 Family Trustees will distribute any remaining unappointed trust principal of such trust in continuing trust for such Beneficiary’s then living descendants, per stirpes. If there are no such living descendants, then the 2009 Family Trustees will distribute any remaining trust principal to the other 2009 Family Trusts for the benefit of the then living descendants of Charles F. Dolan. If there are no such living descendants, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.
     Each Beneficiary has a right of withdrawal with respect to certain contributions made to his or her respective trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the 2009 Family Trusts. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.
     Except to the extent of the right of withdrawal, each Beneficiary of the 2009 Family Trusts has only a contingent economic interest in the securities of the Issuer held by the 2009 Family Trusts because Lawrence J. Dolan and David M. Dolan, as 2009 Family Trustees thereof, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2009 Family Trusts to each Beneficiary.
     The following table lists each 2009 Family Trust’s name and the name of its beneficiary (each a “Current Beneficiary”).

Name of Trust	Current Beneficiary
CFD 2009 Family Trust FBO James L. Dolan	James L. Dolan

CFD 2009 Family Trust FBO Patrick F. Dolan	Patrick F. Dolan

CFD 2009 Family Trust FBO Thomas C. Dolan	Thomas C. Dolan

CFD 2009 Family Trust FBO Kathleen M. Dolan	Kathleen M. Dolan

CFD 2009 Family Trust FBO Marianne Dolan Weber	Marianne Dolan Weber

CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney	Deborah A. Dolan-Sweeney

Exhibit B.1
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them.
Date: November 19, 2010

CHARLES F. DOLAN, individually, and as
Trustee of the Charles F. Dolan 2009
Revocable Trust, the Charles F. Dolan
2008 Grantor Retained Annuity Trust #2,
the Charles F. Dolan 2009 Grantor
Retained Annuity Trust #1, the Charles F.
Dolan 2009 Grantor Retained Annuity Trust
#2, the Charles F. Dolan 2009 Grantor
Retained Annuity Trust #3, the Charles F.
Dolan 2010 Grantor Retained Annuity Trust
#1, the Charles F. Dolan 2010 Grantor
Retained Annuity Trust #6M, the Charles
F. Dolan 2010 Grantor Retained Annuity
Trust #7M and the Charles F. Dolan 2010
Grantor Retained Annuity Trust #8M

*
Charles F. Dolan

HELEN A. DOLAN, individually, and as
Trustee of the Helen A. Dolan 2009
Revocable Trust, the Helen A. Dolan 2009
Grantor Retained Annuity Trust #1, the
Helen A. Dolan 2009 Grantor Retained
Annuity Trust #2, the Helen A. Dolan 2010
Grantor Retained Annuity Trust #1, the
Helen A. Dolan 2010 Grantor Retained
Annuity Trust #6M, the Helen A. Dolan
2010 Grantor Retained Annuity Trust #7M
and the Helen A. Dolan 2010 Grantor
Retained Annuity Trust #8M

*
Helen A. Dolan

JAMES L. DOLAN, individually
/s/ James L. Dolan
James L. Dolan

THOMAS C. DOLAN, individually
/s/ Thomas C. Dolan
Thomas C. Dolan

PATRICK F. DOLAN, individually
*
Patrick F. Dolan

MARIANNE DOLAN WEBER, individually
*
Marianne Dolan Weber

DEBORAH A. DOLAN-SWEENEY, individually
*
Deborah A. Dolan-Sweeney

KATHLEEN M. DOLAN, individually, and as a
Trustee of the Charles F. Dolan Children
Trusts FBO Kathleen M. Dolan, Deborah
Dolan-Sweeney, Marianne Dolan Weber,
Patrick F. Dolan, Thomas C. Dolan and
James L. Dolan, and as Trustee of the
Charles Dolan 1989 Trust, the Ryan Dolan
1989 Trust and the Tara Dolan 1989 Trust

*
Kathleen M. Dolan

LAWRENCE J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan 2009 Family Trusts
*
Lawrence J. Dolan

DAVID M. DOLAN, not individually, but as a Trustee of the Charles F. Dolan 2009 Family Trusts
*
David M. Dolan

PAUL J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan
*
Paul J. Dolan

MATTHEW J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan
*
Matthew J. Dolan

MARY S. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney and the Charles F. Dolan Children Trust FBO Patrick F. Dolan
*
Mary S. Dolan

*By:	/s/ Brian G. Sweeney
Brian G. Sweeney
As Attorney-in-Fact

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.

The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN CHILDREN TRUST FBO KATHLEEN M. DOLAN
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

By:	/s/ Paul J. Dolan
Paul J. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN CHILDREN TRUST FBO DEBORAH DOLAN-SWEENEY
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

By:	/s/ Mary S. Dolan
Mary S. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN CHILDREN TRUST FBO MARIANNE DOLAN WEBER
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

By:	/s/ Matthew Dolan
Matthew Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN CHILDREN TRUST FBO PATRICK F. DOLAN
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

By:	/s/ Mary S. Dolan
Mary S. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN CHILDREN TRUST FBO THOMAS C. DOLAN
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

By:	/s/ Matthew Dolan
Matthew Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN CHILDREN TRUST FBO JAMES L. DOLAN
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

By:	/s/ Paul J. Dolan
Paul J. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2009 FAMILY TRUST FBO JAMES L. DOLAN
By:	/s/ Lawrence J. Dolan
Lawrence J. Dolan, Trustee

By:	/s/ David M. Dolan
David M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2009 FAMILY TRUST FBO THOMAS C. DOLAN
By:	/s/ Lawrence J. Dolan
Lawrence J. Dolan, Trustee

By:	/s/ David M. Dolan
David M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2009 FAMILY TRUST FBO PATRICK F. DOLAN
By:	/s/ Lawrence J. Dolan
Lawrence J. Dolan, Trustee

By:	/s/ David M. Dolan
David M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2009 FAMILY TRUST FBO KATHLEEN M. DOLAN
By:	/s/ Lawrence J. Dolan
Lawrence J. Dolan, Trustee

By:	/s/ David M. Dolan
David M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2009 FAMILY TRUST FBO MARIANNE DOLAN WEBER
By:	/s/ Lawrence J. Dolan
Lawrence J. Dolan, Trustee

By:	/s/ David M. Dolan
David M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2009 FAMILY TRUST FBO DEBORAH A. DOLAN-SWEENEY
By:	/s/ Lawrence J. Dolan
Lawrence J. Dolan, Trustee

By:	/s/ David M. Dolan
David M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

TARA DOLAN 1989 TRUST
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES DOLAN 1989 TRUST
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

RYAN DOLAN 1989 TRUST
By:	/s/ Kathleen M. Dolan
Kathleen M. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2010 GRANTOR RETAINED ANNUITY TRUST #6M
By:	/s/ Charles F. Dolan
Charles F. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2010 GRANTOR RETAINED ANNUITY TRUST #7M
By:	/s/ Charles F. Dolan
Charles F. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

CHARLES F. DOLAN 2010 GRANTOR RETAINED ANNUITY TRUST #8M
By:	/s/ Charles F. Dolan
Charles F. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

HELEN A. DOLAN 2010 GRANTOR RETAINED ANNUITY TRUST #6M
By:	/s/ Helen A. Dolan
Helen A. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

HELEN A. DOLAN 2010 GRANTOR RETAINED ANNUITY TRUST #7M
By:	/s/ Helen A. Dolan
Helen A. Dolan, Trustee

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints each of William A. Frewin, Jr., Marianne Weber Dolan, Brian G. Sweeney, and Charles F. Dolan, and each of them individually, the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director, beneficial owner and/or trustee of stock of Madison Square Garden, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), (ii) all forms and schedules in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), and (iii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 13 Schedule or a Section 16 Form electronically (a “Form ID”, and, together with a Section 13 Schedule and Section 16 Form, the “Forms and Schedules”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he may approve in his discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.
The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.
From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2010.

HELEN A. DOLAN 2010 GRANTOR RETAINED ANNUITY TRUST #8M
By:	/s/ Helen A. Dolan
Helen A. Dolan, Trustee

MADISON SQUARE GARDEN, INC.
AMENDED AND RESTATED
CLASS B STOCKHOLDERS’ AGREEMENT
dated November 19, 2010

i

AMENDED AND RESTATED CLASS B STOCKHOLDERS’ AGREEMENT
          Amended and Restated Class B Stockholders’ Agreement (as amended from time to time, the “Agreement”), dated as of November 19, 2010, by and among each of the signatories hereto and each Person who becomes a party to this Agreement in accordance with Section 13.5 hereof.
W I T N E S S E T H:
          WHEREAS, holders of Class B common stock (“Class B Common Stock”) of Madison Square Garden, Inc., a Delaware corporation (“MSG”) and certain other parties entered into a Class B Stockholders’ Agreement, dated as of January 13, 2010 (the “Original Agreement”);
          WHEREAS, each of the Class B Stockholders listed on Schedule A hereto is currently the record owner of Shares, in the amounts set forth next to such stockholder’s name on such schedule;
          WHEREAS, the Shares owned by most of the individual Class B Stockholders represent only a small portion of the voting power of all of the outstanding shares of common stock of MSG, but, collectively, the Shares owned by all the Class B Stockholders represent a significant portion of such voting power;
          WHEREAS, each of the Class B Stockholders, each of the trustees (each individually, a “Trustee” and collectively, the “Trustees”) of the Class B Stockholders which are trusts (each such trust, a “Class B Trust” and collectively, the “Class B Trusts”) and each of the Members (as defined in Section 2.1) believes that it is in the best long-term interests of the Class B Stockholders and the beneficiaries of the Class B Trusts to consolidate and unify the voting, management and control power represented by the Shares, to qualify MSG as a “controlled company” under the listing standards of the New York Stock Exchange and to ensure the continued control of MSG by the family of Charles F. Dolan;
          WHEREAS, each of the agreements establishing the respective Class B Trusts provides, in part, that the Trustee or Trustees of each of such Class B Trusts may enter into this Agreement on behalf of such Class B Trusts, and each such Trustee has been duly authorized, on behalf of such Class B Trusts, to enter into, execute and deliver this Agreement and perform all of the obligations contained herein, including, without limitation, those provisions with respect to the voting and transfer of Shares;
          WHEREAS, at a meeting of the Board of Directors of MSG (the “Board”), held on January 12, 2010, the Board approved the Original Agreement and the entering into the Original Agreement by each of the Class B Stockholders that were parties thereto;

          WHEREAS, certain Class B Trusts that were parties to the Original Agreement no longer hold Shares;
          WHEREAS, Shares have been transferred to certain Grantor Retained Annuity Trusts created by Charles F. Dolan and Helen A. Dolan, which trusts executed joinders to the Original Agreement in accordance with Section 13.5;
          WHEREAS, to reflect the accession of such trusts to this Agreement and to make certain other changes to the Original Agreement, the parties hereto desire to amend and restate the Original Agreement, on the terms and subject to the conditions set forth herein; and
          WHEREAS, certain capitalized terms used herein are defined in Section 14.
          NOW THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, the Class B Stockholders and the Members agree as follows:
          Section 1. Voting Arrangements.
          1.1. On any matter on which any Shares are entitled to vote, each Class B Stockholder shall vote all of the respective Shares over which such Class B Stockholder has voting control and shall take all other necessary or desirable actions within such respective Class B Stockholder’s control (including in his or her capacity as a stockholder, trustee or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and/or execution of written consents in lieu of meetings) to vote all such Shares that may be voted on such matter as follows:
          (a) prior to the death or Permanent Incapacity of both Charles F. Dolan and Helen A. Dolan (the “Transition Time”), in accordance with the determination of a majority of the Shares voted at a meeting of the Class B Stockholders; provided that (i) at least a majority of the then outstanding Shares is represented at such meeting (including by proxy), (ii) all Class B Stockholders have been duly notified, or have waived notice, of such meeting in accordance with the provisions set forth in Section 4.2 (in analogous application thereof), (iii) such meeting may be attended telephonically or by other means by virtue of which all persons participating in the meeting can hear each other and (iv) notwithstanding the foregoing, any action required or permitted to be taken at any meeting of the Class B Stockholders may be taken without a meeting if holders representing a majority of the then outstanding Class B Common Stock consent thereto in writing (such a majority, the “Class B Majority”);
          (b) after the Transition Time,

     (i) in accordance with the determination of the Dolan Family Committee, acting by Majority Vote, except in the case of (x) a vote on a Going-Private Transaction, in which case acting by a Two-Thirds Majority Vote (it being understood and agreed that nothing in this Agreement shall be construed to require any Class B Stockholder to participate, directly or indirectly, as a buyer in any Going-Private Transaction) and (y) a vote on a transaction that would result in a Change in Control, in which case acting by a Supermajority Vote; provided that, with respect to any Excluded Trust, the decisions of the Dolan Family Committee will be deemed non-binding recommendations and nothing in this Section 1.1(b)(i) shall require the Trustees of the Excluded Trusts to act in accordance with the determination of the Dolan Family Committee; and
     (ii) with respect to any Excluded Trusts, in accordance with the determination of Excluded Trusts holding a majority of the Shares held by all of the Excluded Trusts, except in the case of a vote on a Going-Private Transaction or a transaction that would result in a Change of Control, in which case in accordance with the determination of Excluded Trusts holding two-thirds of the Shares held by all of the Excluded Trusts, in each case that are voted at a meeting of the Excluded Trusts; provided that (w) at least a majority of the then outstanding Shares held by all of the Excluded Trusts is represented at such meeting (including by proxy), (x) all Excluded Trusts have been duly notified, or have waived notice, of such meeting in accordance with the provisions set forth in Section 4.2 (in analogous application thereof), (y) such meeting may be attended telephonically or by other means by virtue of which all persons participating in the meeting can hear each other and (z) notwithstanding the foregoing, any action required or permitted to be taken at any meeting of the Excluded Trusts may be taken without a meeting if Excluded Trusts representing a majority of the then outstanding Shares held by all of the Excluded Trusts consent thereto in writing.
          1.2. In order to secure each Class B Stockholder’s obligation to vote its, his or her Shares in accordance with the provisions of Section 1.1, each Class B Stockholder hereby appoints such person as shall be designated in connection with each vote pursuant to Section 1.1 by the Class B Majority or the Dolan Family Committee, as the case may be (such person, the “Applicable Proxy”), as its, his or her true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Class B Stockholder’s Shares as provided for in Section 1.1; provided that the irrevocable proxy granted hereunder by the Excluded Trusts shall terminate at the Transition Time. The Applicable Proxy may exercise the irrevocable proxy granted to it hereunder at any time any Class B Stockholder fails to comply with the provisions of Section 1.1. The proxies and powers granted by each Class B Stockholder pursuant to this Section 1.2 are coupled with an interest and are given to secure the performance of the obligations under this Agreement. Such proxies and powers will be irrevocable until terminated as provided in this Section 1.2 or the termination of this Agreement and will survive the death, incompetency and disability of each Class B

Stockholder who is an individual and the existence of each Class B Stockholder that is a trust or other entity. It is understood and agreed that the Applicable Proxy will not use such irrevocable proxy unless a Class B Stockholder fails to comply with Section 1.1 and that, to the extent the Applicable Proxy uses such irrevocable proxy, it will only vote such Shares with respect to the matters specified in, and in accordance with the provisions of, Section 1.1.
          1.3. In the event any action is taken by written consent pursuant to Section 1.1(a) or Section 1.1(b)(ii), the other Class B Stockholders or Excluded Trusts, as the case may be, shall be promptly notified of such written consent and such written consent shall be filed with the minutes of the proceedings of the Class B Stockholders or Excluded Trusts, as the case may be.
          1.4. After the Transition Time, the Trustees of the Excluded Trusts will discuss their voting intentions with the Dolan Family Committee in advance of any vote by the Class B Stockholders.
          Section 2. The Dolan Family Committee.
          2.1. The Class B Stockholders hereby create a committee to exercise, to the extent and in the manner provided herein, certain voting, management and control powers over the Class B Common Stock (the “Dolan Family Committee”), which shall initially consist of eight members (each individually, a “Member”, and collectively, the “Members”).
          2.2. The Class B Stockholders hereby designate Charles F. Dolan, Helen A. Dolan, Kathleen M. Dolan, Deborah A. Dolan-Sweeney, Marianne Dolan Weber, Patrick F. Dolan, Thomas C. Dolan and James L. Dolan as the initial Members, each of whom hereby accepts such designation and hereby agrees to act as a Member hereunder.
          2.3. The Dolan Family Committee shall make all reasonable efforts to meet and discuss any matter to be voted on by the Class B Stockholders prior to the taking of such vote.
          2.4. Each Member, other than Charles F. Dolan and Helen A. Dolan, shall have the power to designate, by an instrument in writing, a person or a series of persons to act as his or her successor or consecutive successors as a Member; provided that (a) no designation by any Member shall be inconsistent with designations made by a former Member who is a predecessor of such Member and (b) except with the prior consent of the Dolan Family Committee, acting by Majority Vote (excluding the vote of the Member wishing to make such designation), no person shall be designated as a successor Member unless such person is (i) the designating Member’s spouse, (ii) an Adult child of such designating Member, or (iii) in the case of a designation by a Member that will take effect upon such Member’s death or Permanent Incapacity, an Interim Member, but only if such designation of an Interim Member is conditioned on such Member not being survived by a spouse or Adult child. Once a child of a Member who appointed an Interim Member has become an Adult, such child shall have the right to remove and replace such Interim Member. The power of a Member to designate successor Members shall include, without limitation, the power to designate a temporary successor Member pending a descendant of such designating Member becoming an Adult. Subject to a Member’s right to replace any such successor Member pursuant to this Section 2.4, any such instrument of designation shall become effective according to its terms and shall be revocable at any time prior to the qualification of the designee. In the event that there shall be more than one instrument executed by the same person designating a successor Member, then the instrument that shall bear the most recent date and shall be unrevoked shall govern. Each former Member shall have the power, until his or her death or Permanent Incapacity, to replace any successor Member of such Member (including, without limitation, a temporary successor Member) by designating, in accordance with this Section 2.4, another person, which may be such former Member, as his or her successor Member. For the avoidance of doubt, the voting rights of any Interim Member on the Dolan Family Committee shall be in addition to any rights such person otherwise has a Member.
          2.5. Any Member acting hereunder may resign at any time and for any reason by a written notice delivered to the other Members, to any former Member that is a predecessor of such Member and to the designated successor Member of such Member, if any.
          2.6. In the event of the death, resignation or other failure to act of a Member other than Charles F. Dolan or Helen A. Dolan, or in the event of a court appointing a conservator, committee or guardian for such Member, and in the event that any such vacancy shall not be filled pursuant to the exercise of such Member’s, or one of such Member’s predecessor’s, power to designate his or her successor Member, as provided for in Section 2.4, then the successor Member to such Member shall be an individual designated by the trustees of the Applicable Member’s Trusts, acting unanimously; provided that (a) the prior consent of the Dolan Family Committee, acting by Majority Vote (excluding the vote of the relevant Member, if any), shall be required for the appointment of any successor Member who could not have been appointed by such Member without such consent pursuant to Section 2.4(b) and (b) if such Member is survived by a child, such child shall have the right at any time after such child has become an Adult to remove and replace any successor Member appointed pursuant to this sentence. If at any time no successor Member to such Member shall have been appointed pursuant to the provisions of this Section 2, then, unless and until such a successor Member shall have been appointed, such Member shall have no successor Member and such Member shall cease to be a Member and, unless and until such successor Member has been appointed, the Dolan Family Committee shall consist of the remaining Members.
          2.7. Notwithstanding Section 2.6, if any Sibling Member or successor Member is no longer deemed to own any Shares, as determined in accordance with Section

3.1 of this Agreement, then such Member shall cease to be a Member and thereafter the Dolan Family Committee shall consist of the remaining Members.
          2.8. Any rights hereunder of any Adult child of a Member who has died or become Permanently Incapacitated shall be exercised collectively by all such Adult children, acting by majority vote.
          Section 3. Voting and Powers of the Dolan Family Committee.
          3.1. After the Transition Time, each Member shall be entitled to one vote on all matters to be voted on by the Dolan Family Committee; provided that (i) if at any time a Member’s ownership of Shares decreases to less than 50% of such Member’s Class B Baseline Share Ownership at that time, such Member will not be entitled to a vote, and (ii) if at any time a Member’s ownership of Shares increases, solely as a result of purchases of Shares from other Class B Stockholders, to at least 50% more than such Member’s Class B Baseline Share Ownership at that time, such Member will be entitled to one additional vote. For purposes of this Section 3, each Member shall be deemed to own the Shares that are owned by the Sibling Group of such Member or, if such Member is not a Sibling Member, such Member’s predecessor who was a Sibling Member.
          3.2. In the event of a tie vote of the Dolan Family Committee on a decision that requires a Majority Vote, the Dolan Family Committee will act (including making recommendations to the Trustees of the Excluded Trusts pursuant to Section 1.1(b)) by majority vote of the Shares then deemed to be owned by the Members, determined as provided in Section 3.1.
          3.3. After the Transition Time, in addition to the powers granted in this Agreement, the Dolan Family Committee, acting by Majority Vote, shall have the power to:
     (a) appoint an Applicable Proxy at such time as is specified in Section 1.2 of this Agreement;
     (b) bring, maintain and defend suits, whether in law or in equity, and to settle, compromise, agree to arbitrate and be bound thereby, and to take any action believed by the Dolan Family Committee to be necessary or advisable to exercise the powers and duties of the Dolan Family Committee under this Agreement; and
     (c) employ and pay reasonable compensation to such agents, advisors, accountants, attorneys and investment counsel as may be necessary or desirable in carrying out the duties and powers of the Dolan Family Committee.

          Section 4. Meetings of the Dolan Family Committee.
          4.1. A meeting of the Dolan Family Committee may be called by Dolan Approval, prior to the Transition Time, and, thereafter, by any two Members, in each case by giving notice thereof to the other Members in accordance with the provisions of this Section 4.
          4.2. Notice of any meeting of the Dolan Family Committee shall be deemed to be duly given to a Member (i) if mailed to such Member at least 10 days before the day on which such meeting is to be held, or (ii) if sent to such Member by facsimile or electronic mail not later than three days before the day on which such meeting is to be held, or (iii) if delivered to the Member personally or orally, by telephone or otherwise, not later than two days before the day on which such meeting is to be held. Notice of any meeting of the Dolan Family Committee need not be given to any Member if waived by the Member in writing, whether before or after the holding of such meeting, or if such Member is present at such meeting. Any meeting of the Dolan Family Committee shall be a legal meeting without any notice thereof having been given if each Member then in office either is present at such meeting or has waived notice of such meeting.
          4.3. At all meetings of the Dolan Family Committee, the presence of a majority of the Dolan Family Committee, whether in person or by proxy (granted in accordance with Section 4.4), shall constitute a quorum for the transaction of business. Except as otherwise expressly provided for in this Agreement, any act of the Dolan Family Committee shall be taken by Majority Vote.
          4.4. A Member may authorize (a) such Member’s spouse or any Adult child of such Member, in each case if such Member is a descendant of Charles F. Dolan, (b) any Current Trustee, (c) any other Member or (d) any other person approved by the Dolan Family Committee, acting by Majority Vote (excluding the vote of such Member), to act for him or her (including to attend and vote at a meeting of the Dolan Family Committee or to consent or dissent to an action of the Dolan Family Committee without a meeting) by proxy. Every such proxy must be in writing and signed by the Member. Every such proxy shall be revocable at the pleasure of the Member executing it.
          4.5. A majority of the Members present, whether or not a quorum is present, may adjourn any meeting of the Dolan Family Committee to another time or place. No notice need be given of any adjournment meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 4.2 above shall be given to each Member.
          4.6. Any action required or permitted to be taken at any meeting of the Dolan Family Committee may be taken without a meeting if consented thereto in writing by Members with the sufficient number of votes to constitute the approval required for such action, and such writing or writings are filed with the minutes of proceedings of the Dolan Family Committee.
          4.7. To the extent consistent with the provisions of this Agreement, the Dolan Family Committee may adopt rules and regulations for the conduct of meetings of the Dolan Family Committee.
          4.8. Members may participate in a meeting of the Dolan Family Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
          4.9. Notice shall be sent to all Members and Class B Stockholders, to the addresses set forth in Schedule B(or to such other address as the party entitled to such notice shall hereafter designate), of any action taken pursuant to a vote of the Dolan Family Committee, whether such action is taken at a meeting or by action by written consent.
          Section 5. Transfers.
          5.1. Power of Transfer. Subject to the provisions of the Dolan Children Trusts Registration Rights Agreement, to the extent applicable, this Agreement and any applicable federal or state securities laws, each of the Class B Stockholders shall have the right, with respect to all or a portion of the Shares owned by such Class B Stockholder, either individually or grouped with other Class B Stockholders to sell, transfer, assign, pledge, encumber or otherwise dispose of, including in connection with the death of such Class B Stockholder (“Transfer”), any such Shares.
          5.2. Transfer Restrictions. Notwithstanding any of the rights set forth in this Section 5, no Class B Stockholder, other than Charles F. Dolan, Helen A. Dolan and any trust of which either of them is a trustee, may Transfer any or all of its Shares other than to a Permitted Holder unless:
          (a) if, as a result of such Transfer, there would be a Change in Control of MSG, such Class B Stockholder shall have received the Dolan Approval, prior to the Transition Time, and, thereafter, the approval of the Dolan Family Committee, acting by Supermajority Vote, for such Transfer;
          (b) each share of Class B Common Stock being transferred is first converted into one share of MSG Class A common stock (“Class A Common Stock”) prior to such Transfer, unless (i) such Transfer is a pledge or encumbrance of such Shares and complies with Section 5.9(a), or (ii) otherwise agreed by Dolan Approval, prior to the Transition Time, and, thereafter, the approval of the Dolan Family Committee, acting by Two-Thirds Majority Vote (excluding the vote of any Member requesting such Transfer); and

          (c) such Class B Stockholder complies with all other applicable provisions of this Section 5.
          5.3. Market Sale.
          (a) In the event a Class B Stockholder (the “Initial Market Sale Seller”) proposes to sell any Shares (the “Initial Market Sale Shares”) owned by it in a Market Sale, unless such sale is an Exempted Sale by such Class B Stockholder, such Initial Market Sale Seller must first provide notice (the “Market Sale Notice”) to the other Class B Stockholders (the “Market Sale Offerees”), each of which shall have the right, exercisable within five Business Days after receipt of the Market Sale Notice, to (i) purchase the Initial Market Sale Shares owned by the Initial Market Sale Seller for a price per Share equal to 97% of the average closing price of shares of Class A Common Stock over the four week period prior to the date of the Market Sale Notice (the “Market Sale Price”), or (ii) participate in the Market Sale with the Initial Market Sale Seller. For the avoidance of doubt, (x) any Market Sale that would result in a Change in Control shall require the approval described in Section 5.2(a) and (y) any Market Sale Shares (as defined below) that are sold in a Market Sale shall first be converted into shares of Class A Common Stock, and any Market Sale Shares that are sold to a Class B Stockholder pursuant to this Section 5.3 shall not be converted into shares of Class A Common Stock.
          (b) If any Market Sale Offeree elects to participate in the Market Sale (a “Market Sale Participant” and, together with the Initial Market Sale Seller, the “Market Sale Sellers”) as provided in Section 5.3(a)(ii), such Market Sale Offeree shall provide notice (the “Second Market Sale Notice”) to the other Class B Stockholders (other than the Initial Market Sale Seller), each of which will have the right, exercisable within five Business Days after receipt of the Second Market Sale Notice to purchase the Shares to be sold by such Market Sale Participant in the Market Sale (“Market Sale Tag Along Shares” and, together with the Initial Market Sale Shares, the “Market Sale Shares”) for the Market Sale Price.
          (c) If the Market Sale Offerees have not elected to purchase all the Market Sale Shares within the applicable election periods, each Market Sale Offeree that elected to purchase Market Sale Shares shall be provided an additional three Business Days, after the expiration of such election periods, to elect to purchase the remaining Market Sale Shares. If the offer to sell the Market Sale Shares in a Market Sale is oversubscribed at the expiration of any election period, such Market Sale Shares and the Market Sale Price in respect thereof will be allocated on a pro rata basis among the Market Sale Offerees which have elected to purchase Market Sale Shares so that such electing Market Sale Offeree will purchase a portion of the Market Sale Shares which bears the same ratio to the Market Sale Shares as the Shares of each electing Market Sale Offeree bear to the total number of Shares owned collectively by all such electing Market Sale Offerees, or as may otherwise be agreed among such electing Market Sale Offerees, provided that no Market Sale Offeree that elects to purchase Market Sale Shares will be required to purchase more Market Sale Shares than the amount set forth in its election.
          (d) If the Market Sale Offerees have elected to purchase less than all of the Market Sale Shares, the Market Sale Shares to be sold to the Market Sale Offerees shall be apportioned as set forth in this Section 5.3(d). Each Market Sale Offeree shall purchase from each Market Sale Seller a number of Shares equal to the product of (i) the number of Shares such Market Sale Offeree has elected to purchase and (ii) the quotient obtained by dividing (x) the number of Market Sale Shares that such Market Sale Seller offered for sale and (b) the total number of Market Sale Shares that all of the Market Sale Sellers offered for sale, rounded down to the nearest whole number, or as may otherwise be agreed among such Market Sale Offerees and the sellers.
          (e) In the event the number of Aggregated Market Sale Shares that Market Sale Offerees have not elected to purchase pursuant to this Section 5.3 exceeds the Rule 144 Threshold on the expiration date of the election periods under Section 5.3(c), the number of Shares to be sold by the holders of such Aggregated Market Sale Shares shall be reduced so that each such holder is entitled to sell in the Market Sale a number of Shares equal to the product of (i) the Rule 144 Threshold and (ii) the fraction determined by dividing (x) the total number of Aggregated Market Sale Shares owned by such holder as of such date by (y) the total number of Aggregated Market Sale Shares, or as may otherwise be agreed among such Market Sale Offerees.
          (f) Subject to Section 5.3(g) and Section 5.3(h), the closing of the sale to the Market Sale Offerees pursuant to a Market Sale will be held as soon as practicable after the expiration of all of the applicable election periods under Section 5.3(c), and, in any event, no later than (i) 30 days after such expiration, if the value of such Market Sale Shares is less than $100 million, and (ii) 60 days after such expiration, if the value of such Market Shares is more than $100 million (the “Market Sale Scheduled Closing Date”). Contemporaneously with such closing, each Market Sale Seller will deliver a certificate or certificates representing the Market Sale Shares, properly endorsed for transfer and with all necessary transfer or documentary stamps, if any, affixed or if the Market Sale Shares are not certificated, the Market Sale Seller will cause such Shares to be transferred by book entry transfer or other similar means, and in each case free and clear of all liens, restrictions or encumbrances against receipt from each purchasing Market Sale Offeree of the Market Sale Price or allocable portion thereof in cash or by certified or bank cashier’s check or wire or interbank transfer of funds.
          (g) The obligation of a Market Sale Seller and a purchasing Market Sale Offeree to proceed with the closing on the Market Sale Scheduled Closing Date and the obligation to consummate a sale prior to the Market Sale Expiration Date will be conditioned upon and the Market Sale Scheduled Closing Date or the Market Sale Expiration Date, as applicable, will be extended to a date which is five Business Days following the last to occur of (i) the expiration (or earlier termination) of any applicable waiting period and, if extended, the extended waiting period under the HSR Act, and (ii) the receipt of all governmental and regulatory consents, approvals or waivers that may be required in connection with the purchase and sale of the Market Sale Shares. Each Market Sale Seller and the purchasing Market Sale Offerees will use all reasonable efforts to cooperate with each other or with a third party to promptly make all filings, give all notices and secure all consents, approvals and waivers that may be required in connection with the purchase and sale of the Market Shares.
          (h) Each Market Sale Seller will have the right (subject to Section 5.3(e)) beginning with the expiration of the last election period under Section 5.3(c) and continuing until 90 days thereafter or, if later, the last date for the closing of such purchase under Section 5.3(f) or Section 5.3(g) (such later date being the “Market Sale Expiration Date”), as applicable, to sell all Market Sale Shares that the Market Sale Offerees do not elect to purchase in a Market Sale. If such Market Sale Shares are not sold prior to the Market Sale Expiration Date, all rights to sell such Market Sale Shares pursuant to such Market Sale, without making another offer to the Market Sale Offerees pursuant to this Section 5.3, will terminate and the provisions of this Section 5.3 will continue to apply to any proposed Market Sale (other than an Exempted Sale) in the future.
          5.4. Right of First Refusal.
          (a) Prior to any proposed sale of Shares otherwise permitted pursuant to this Section 5, other than to a Permitted Holder or in a Market Sale, the Class B Stockholder proposing to sell such Shares (the “ROFR Transferor”) shall obtain a bona fide, non-collusive, binding arm’s-length written offer, subject only to customary conditions, with respect to the proposed sale (a “Third Party Offer”) from a third party that is not an affiliate of such ROFR Transferor (the “Third Party”), which the ROFR Transferor desires to accept. The Third Party Offer shall not be subject to unstated conditions or contingencies or be part of a larger transaction such that the price for the Shares proposed to be transferred in the Third Party Offer (the “Offered Shares”) does not accurately reflect the Fair Market Value of such Offered Shares, and the Third Party Offer shall contain a description of all of the consideration, material terms and conditions for the proposed sale. The ROFR Transferor shall send a copy of the Third Party Offer, which shall include the identity of the Third Party, to each of the Class B Stockholders (the “Offerees”), together with a written offer to sell the Offered Shares to the Offerees on the same terms and conditions, including the Third Party Price, as the Third Party Offer. For the avoidance of doubt, any Shares to be transferred to a Third Party pursuant to a Third Party Offer shall first be converted into shares of Class A Common Stock, and any Shares transferred to any Class B Stockholder upon the exercise of its rights in this Section 5.4 shall not be converted to shares of Class A Common Stock.
          (b) Each Offeree will have 10 Business Days from the receipt of such written offer from the ROFR Transferor to give written notice to the ROFR Transferor of its,

his or her respective election to purchase the Offered Shares. The ROFR Transferor will notify each Offeree as to the number of Offered Shares that other Class B Stockholders did not elect to purchase pursuant to this Section 5 within two Business Days following such election (the “Offeree Notice”).
          (c) If the Offerees have not elected to purchase all the Offered Shares within the applicable election period, each Offeree that has so elected to purchase Offered Shares shall be provided an additional three Business Days from the expiration of such election period to elect to purchase the remaining Offered Shares. If the offer to sell the Offered Shares is oversubscribed at the expiration of any election period, such Offered Shares and the Third Party Price in respect thereof will be allocated on a pro rata basis among the Offerees which have elected to purchase Offered Shares so that each such electing Offeree will receive a portion of the Offered Shares which bears the same ratio to the Offered Shares as the Shares of such electing Offeree bear to the total number of Shares owned collectively by all such electing Offerees, or as may otherwise be agreed among such electing Offerees, provided that no Offeree that elects to purchase Offered Shares will be required to purchase more Offered Shares than the amount set forth in its election.
          (d) Subject to Section 5.4(e) and Section 5.4(f), the closing of the sale to the Offerees pursuant to an Offering will be held as soon as practicable after the expiration of all of the election periods under Section 5.4(c), and, in any event, no later than (i) 30 days after such expiration, if the value of such Offered Shares is less than $100 million, and (ii) 60 days after such expiration, if the value of such Offered Shares is more than $100 million (the “Scheduled Closing Date”). Contemporaneously with such closing, the ROFR Transferor will deliver a certificate or certificates representing the Offered Shares, properly endorsed for transfer and with all necessary transfer or documentary stamps, if any, affixed, or if the Offered Shares are not certificated, the ROFR Transferor will cause such Shares to be transferred by book entry transfer or other similar means, in each case, free and clear of all liens, restrictions or encumbrances against receipt from each purchasing Offeree of the Third Party Price or allocable portion thereof in cash or by certified or bank cashier’s check or wire or interbank transfer of funds.
          (e) The obligation of a ROFR Transferor and a purchasing Offeree to proceed with the closing on the Scheduled Closing Date and the obligation of a ROFR Transferor and a Third Party to consummate a sale prior to the Expiration Date will be conditioned upon and the Scheduled Closing Date or the Expiration Date, as applicable, will be extended to a date which is five Business Days following the last to occur of (i) the expiration (or earlier termination) of any applicable waiting period and, if extended, the extended waiting period under the HSR Act, and (ii) the receipt of all governmental and regulatory consents, approvals or waivers that may be required in connection with the purchase and sale of the Offered Shares. The ROFR Transferor and the purchasing Offerees will use all reasonable efforts to cooperate with each other or with a third party to promptly make all filings, give all notices and secure all consents, approvals and waivers that may be required in connection with the purchase and sale of the Offered Shares.
          (f) Notwithstanding the provisions of Section 5.4(a) through (e), elections to purchase made by the Offerees will not be binding on the ROFR Transferor if (x) the Offerees have not elected, as provided in Section 5.4(c), to purchase all of the Offered Shares or (y) the Offerees have not closed on the purchase of all the Offered Shares by the Scheduled Closing Date (as such Scheduled Closing Date may be extended pursuant to Section 5.4(e)) in accordance with the terms hereof. In such event, no sales pursuant to such elections will be required to be made by the ROFR Transferor and the ROFR Transferor will have the right for a period of 120 days after the expiration of the last election period in Section 5.4(c) or, if later, the last date for the closing of such purchase under Section 5.4(d) or Section 5.4(e) (such later date being the “Expiration Date”), as appropriate, to sell all but not less than all of the Offered Shares, but only to the Third Party for a price (including any non-cash consideration in the Third Party Offer) and on terms no more favorable to the Third Party than the Third Party Price and the terms of the Third Party Offer. If such Offered Shares are not sold prior to the Expiration Date, all rights to sell such Offered Shares pursuant to such Third Party Offer, without making another offer to the Offerees pursuant to this Section 5.4, will terminate and the provisions of this Section 5.4 will continue to apply to any proposed transfer in the future.
          5.5. Tag-Along Rights.
          (a) Subject to Section 5.4, if one or more Class B Stockholders (the “Transferring Stockholders”) desire to sell any or all of their Shares, other than to a Permitted Holder or in a Market Sale, and such sale would result in a Change of Control (and has been approved as provided in Section 5.2(a)), each Class B Stockholder shall have the right to participate on the same terms and conditions and for the same per share consideration as the Transferring Stockholders in the sale in the manner set forth in this Section 5.5. If Class B Stockholders do not elect to purchase such Shares pursuant to Section 5.4, the Transferring Stockholders shall, prior to such sale, deliver to the other Class B Stockholders prompt written notice (the “Transfer Notice”), which notice shall state (i) the name of the proposed transferee, (ii) the number of Shares proposed to be transferred (the “Transferred Shares”) and the percentage (the “Tag Percentage”) that such number of Shares constitutes of the total number of Shares owned by such Transferring Stockholders, (iii) the proposed purchase price therefore, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof, and (iv) the other material terms and conditions of the proposed sale, including the proposed sale date (which date may not be less than 30 days after delivery of the Transfer Notice). Such notice shall be accompanied by a written offer from the proposed transferee to purchase the Transferred Shares, which offer may be conditioned upon the consummation of the sale by the Transferring Stockholders, or the most recent drafts of the purchase and sale documentation between the Transferring

Stockholders and the transferee which shall make provision for the participation of the other Class B Stockholders in such sale consistent with this Section 5.5.
          (b) Each Class B Stockholder may elect to participate in the proposed sale to the proposed transferee identified in the Transfer Notice by giving written notice to the Transferring Stockholders within the 10 Business Day period after the delivery of the Transfer Notice (any Class B Stockholder that so elects, a “Tag-Along Participant”), which notice shall state that such Tag-Along Participant elects to exercise its rights of tag-along under this Section 5.5 and shall state the maximum number of Shares sought to be transferred (which number may not exceed the product of (i) all such Shares owned by such Tag-Along Participant, multiplied by (ii) the Tag Percentage). Each Class B Stockholder shall be deemed to have waived its right of tag-along with respect to the Transferred Shares hereunder if it fails to give notice within the prescribed time period. The proposed transferee of Transferred Shares will not be obligated to purchase a number of Shares exceeding that set forth in the Transfer Notice, and in the event such transferee elects to purchase less than all of the additional Shares sought to be transferred by the Tag-Along Participants, the number of Shares to be transferred by the Transferring Stockholders and each such Tag-Along Participant shall be reduced so that each such Class B Stockholder is entitled to sell its Pro Rata Portion of the number of Shares the proposed transferee elects to purchase (which in no event may be less than the number of Transferred Shares set forth in the Transfer Notice). For purposes of this Section 5.5, on the applicable sale date, “Pro Rata Portion” means, with respect to any Class B Stockholder, the number of Shares equal to the product of (i) the total number Shares that the proposed transferee elects to purchase and (ii) the quotient determined by dividing (a) the total number of Shares owned by such Class B Stockholder as of such date by (b) the number of such Shares owned in the aggregate by the Transferring Stockholders and all Tag-Along Participants as of such date.
          (c) Each Tag-Along Participant shall receive consideration in the same form and per Share amount after deduction of such Tag-Along Participant’s proportionate share of the related expenses. Each Tag-Along Participant shall agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Transferring Stockholders so long as they are made severally and not jointly and, among any Persons liable for a particular liability, such liability is borne by such Persons on a pro rata basis based the consideration contemplated by the related definitive agreement(s) to be received by such Person (with respect to each Class B Stockholder participating in a sale pursuant to this Section 5.5, the “Anticipated Proceeds”); provided that (i) any general indemnity given by the Transferring Stockholders or Tag-Along Participants for liabilities not specific to one or more of them shall be apportioned among them in accordance with their respective Anticipated Proceeds and with respect to each Tag-Along Participant shall not exceed such Tag-Along Participant’s Anticipated Proceeds, and (ii) any representation relating specifically to a Class B Stockholder participating in a sale pursuant to this Section 5.5 and/or its ownership of Shares to be transferred shall be made only by that Class B Stockholder.

          (d) The fees and expenses incurred in connection with a sale under this Section 5.5 and for the benefit of all Class B Stockholders participating in a sale pursuant to this Section 5.5 (it being understood that costs incurred by or on behalf of a Class B Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Class B Stockholders), to the extent not paid or reimbursed by the transferee or acquiring Person, shall be shared by all the Class B Stockholders participating in a sale pursuant to this Section 5.5 on a pro rata basis, based on each such Class B Stockholder’s Anticipated Proceeds. The proposed sale date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required approvals of any Governmental Body and other required approvals.
          (e) Each Tag-Along Participant shall deliver to the transferee at the closing of the sale of the Transferred Shares to the transferee such Transferred Shares by book-entry transfer or other similar means, if such Transferred Shares are not certificated, or, if such Transferred Shares are certificated, certificates representing the Transferred Shares to be transferred by such Tag-Along Participant, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.
          (f) If the Transferring Stockholders sell or otherwise Transfer to the transferee any of their Shares in breach of this Section 5.5, then each other Class B Stockholder shall have the right to sell to the Transferring Stockholders, and the Transferring Stockholders undertake to purchase from each other Class B Stockholder, the number of Shares that such Class B Stockholder would have had the right to sell to the transferee pursuant to this Section 5.5, for a per Share amount and form of consideration and upon the terms and conditions on which the transferee bought such Shares from the Transferring Stockholders, but without any indemnity being granted by any other Class B Stockholder to the Transferring Stockholders; provided that nothing contained in this Section 5.5(f) shall preclude any Class B Stockholder from seeking alternative remedies against any of the Transferring Stockholders as a result of its breach of this Section 5.5.
          5.6. Drag-Along Rights.
          (a) Subject to Section 5.4, if one or more Class B Stockholders (the “Drag-Along Sellers”) propose to sell, other than to a Permitted Holder or in a Market Sale, all of their Shares, and such sale would result in a Change of Control (and has been approved as provided in Section 5.2(a)), then, if requested by the Drag-Along Sellers, each other Class B Stockholder (each, a “Selling Stockholder”) shall be required to sell all of the Shares held by it in such transaction (the “Drag Transaction”).
          (b) The Drag-Along Sellers shall provide written notice (the “Drag-Along Notice”) to each Selling Stockholder of any proposed Drag Transaction as soon as practicable following their compliance with Sections 5.2(a) and 5.4 and their exercise of the rights provided in Section 5.6(a). The Drag Along Notice shall set forth the consideration to be paid by the purchaser for the Shares, the identity of the purchaser and the material terms of the Drag Transaction.
          (c) The consideration to be received by a Selling Stockholder shall be the same form and amount of consideration per Share to be received by the Drag-Along Sellers, and, subject to Section 5.6(d), the terms and conditions of such sale shall be the same as those upon which the Drag-Along Sellers sell their Shares.
          (d) In connection with the Drag Transaction, each Selling Stockholder will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Drag-Along Sellers so long as they are made severally and not jointly and, among any Persons liable for a particular liability, such liability is borne by such Persons on a pro rata basis based on the consideration received by each such Person; provided that (i) any general indemnity given by the Drag-Along Sellers or Selling Stockholders not specific to any of them shall be shared by each of the Drag-Along Sellers and Selling Stockholders, in the case of the Selling Stockholders on a several basis according to the consideration received by such Selling Stockholder and not in excess of such Selling Stockholder’s net proceeds from the sale, (ii) any representation relating specifically to a Selling Stockholder and/or its Shares shall be made only by that Selling Stockholder, and (iii) in no event shall any Class B Stockholder be obligated to agree to any non-competition covenant or other similar agreement as a condition of participating in such sale.
          (e) The fees and expenses incurred in connection with a sale under this Section 5.6 and for the benefit of all Class B Stockholders (it being understood that costs incurred by or on behalf of a Class B Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Class B Stockholders), to the extent not paid or reimbursed by the transferee or acquiring Person, shall be borne by the Drag-Along Sellers, unless the closing of such sale occurs, in which case they shall be shared by all the Class B Stockholders on a pro rata basis, based on the consideration received by each Class B Stockholder in respect of its Shares.
          (f) Each Selling Stockholder shall deliver to the applicable transferee, upon the consummation of the Drag Transaction, the Shares to be transferred by such Selling Stockholder by book-entry transfer or other similar means, if such Shares are not certificated, or, if such Shares are certificated, certificates representing such Shares duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable transferee against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.

          5.7. Other Restrictions.
          (a) No Class B Stockholder, other than Charles F. Dolan, Helen A. Dolan or any trust of which either of them is a trustee, shall exercise demand registration rights pursuant to either Registration Rights Agreement without Dolan Approval, prior to the Transition Time, and, thereafter, the approval of the Dolan Family Committee, acting by Two-Thirds Majority Vote.
          (b) Except as may be permitted in connection with a Transfer in accordance with this Section 5, no Class B Stockholder shall convert its Shares into shares of Class A Common Stock without Dolan Approval, prior to the Transition Time, and, thereafter, the approval of the Dolan Family Committee, acting by Two-Thirds Majority Vote (excluding the vote of any Member requesting such conversion).
          5.8. CFD/HAD Transfers.
          (a) The provisions of Section 5 of this Agreement shall not apply to Charles F. Dolan, Helen A. Dolan, any revocable trust created by Charles F. Dolan or Helen A. Dolan, or any Grantor Retained Annuity Trust created by Charles F. Dolan or Helen A. Dolan.
          (b) If the executor of the estate of either Charles F. Dolan or Helen A. Dolan, or any trustee of any revocable trust or Grantor Retained Annuity Trust created by either of them, determines that it is likely to be necessary to sell Shares in order to obtain cash to pay estate or similar inheritance taxes relating to the death of either Charles F. Dolan or Helen A. Dolan, such executor or trustee may sell such Shares, and any additional Shares as such executor or trustee determines is necessary to provide cash to pay expenses of such estate or trust relating to such death, without complying with any of the provisions of this Section 5, except (i) Section 5.2(b), which shall only apply if the Shares are sold to anyone other than a Permitted Holder, and (ii) that, as soon as reasonably practicable, and in any event no later than 60 days prior to the due date of such taxes, such executor or trustee shall provide notice of the sale of such Shares to the other Class B Stockholders, who shall have 10 Business Days from receipt of such notice in which to elect to purchase such Shares at their Fair Market Value as of the date such notice is sent. The sale and purchase of such Shares to Permitted Holders pursuant to this Section 5.8(b) shall be in compliance with Sections 5.3(c) and (f)—(h) (in analogous application thereof), except that, in the event the closing date for such sale provided for in such Sections or otherwise agreed to by any Class B Stockholder that has elected to purchase such Shares (with respect to the Shares that such Class B Stockholder has elected to purchase) would not occur on or prior to the due date of such taxes, such executor or trustee may sell such Shares in a Market Sale at any time after the date that is one month prior to such due date.
          (c) If, as provided by the will of either Charles F. Dolan or Helen A. Dolan or any trust created by either of them, any Person disclaims his, her or its right to inherit any Shares from Charles F. Dolan or Helen A. Dolan and, as a result of such disclaimer, the executor of the estate of either of them or the trustee(s) of such trust thereafter desires to Transfer such Shares other than to a Permitted Holder, such Transfer shall be subject to all of the provisions of this Agreement.
          5.9. Pledges and Involuntary Transfers.
          (a) Except with the Dolan Approval, prior to the Transition Time, and, thereafter, the approval of the Dolan Family Committee, acting by Supermajority Vote, no Class B Stockholder shall pledge any Shares unless (i) such Shares remain registered solely in the name of the pledgor of the Shares, (ii) the pledgee agrees in writing that such Shares shall be converted into shares of Class A Common Stock prior to any foreclosure thereon and otherwise shall not be so converted, and that the pledgor’s rights to foreclose on such Shares is subject to the rights of the Class B Stockholders (other than the pledgor) provided in Section 5.9(c) and (iii) any foreclosure on such Shares would not result in a Change in Control.
          (b) No pledgee of Shares shall be designated as a Qualifying Creditor (as defined in the Registration Rights Agreements) for purposes of either Registration Rights Agreement unless authorized, prior to the Transition Time, by Dolan Approval, and, thereafter, by the Dolan Family Committee, acting by Two-Thirds Majority Vote.
          (c) Prior to any Transfer of Shares in connection with the bankruptcy or divorce of any Class B Stockholder or any foreclosure by any lender on any Shares pledged to such lender as permitted pursuant to Section 5.9(a), the Class B Stockholders (other than the Class B Stockholder that is the subject of such bankruptcy or divorce or is the pledgor of such Shares) shall be provided five Business Days’ notice and in such time shall have the right to purchase such Shares at their Fair Market Value as of the date such notice is sent. The sale and purchase of such Shares pursuant to this Section 5.9(c) shall be in compliance with Sections 5.3(c) and (f)—(h) (in analogous application thereof). For the avoidance of doubt, any Shares to be transferred in connection with the bankruptcy or divorce of any Class B Stockholder or any foreclosure by any lender other than to a Permitted Holder shall first be converted into shares of Class A Common Stock, and any such Shares transferred to any Class B Stockholder upon the exercise of its rights in this Section 5.9(c) shall not be converted to shares of Class A Common Stock.
          5.10. Assignment of Purchase Rights; Unauthorized Transfers.
          (a) Each Class B Stockholder may assign, in whole or in part, any of its rights to purchase Shares pursuant to Sections 5.3, 5.4, 5.8 and 5.9 to any Person that is part of the same Sibling Group as such assigning Class B Stockholder.
          (b) Any Transfer or attempted Transfer of Shares in violation of any provision of this Agreement shall be void.

          Section 6. Compensation; Expenses; Liability; Indemnification.
          6.1. No party to this Agreement shall be entitled to compensation for acting hereunder.
          6.2. The expenses of the Dolan Family Committee shall be paid by the Class B Stockholders in proportion to the respective Class B Stockholder’s ownership of Class B Common Stock at the time such expense was incurred or in such other manner as determined by Majority Vote.
          6.3. No party hereto at any time acting under this Agreement shall be liable for any loss, liability, expense or damage to any other party hereto or beneficiaries of the Class B Trusts occasioned by such party’s acts or omissions in good faith in carrying out his or her duties under this Agreement (including acts or omissions in reliance on opinion of counsel), and in any event a party hereto shall be liable only for his or her willful default, wrongdoing or gross negligence, but not for honest errors of judgment.
          6.4. A party hereto shall be entitled to be indemnified by the Class B Stockholders for any liabilities resulting from, or arising in connection with, such party’s entering into this Agreement and/or the performance of his or her obligations in accordance with the terms of this Agreement. Any such indemnification shall be made by the Class B Stockholders in proportion to the respective Class B Stockholders’ ownership of Class B Common Stock determined as of the time of the event for which such indemnification is being sought.
          6.5. Each Adult beneficiary of a Class B Trust hereby agrees to release each Trustee of such Class B Trust from any claim that may, now or in the future, arise from, or in connection with, such Trustee’s entering into this Agreement and/or the performance of his or her obligations in accordance with the terms of this Agreement, and each such Trustee of a Class B Trust shall be entitled to be indemnified by the Adult beneficiaries of such Class B Trusts, jointly and severally, for any liabilities resulting from, or arising in connection with, such Trustee’s entering into this Agreement and/or the performance of his or her obligations in accordance with the terms of this Agreement.
          Section 7. Amendment.
          7.1. Prior to the Transition Time, the provisions of this Agreement may be amended by a written instrument signed by the Class B Stockholders who then have voting control over two-thirds of the total outstanding Shares and, after the Transition Time, the provisions of this Agreement may be amended by a Two-Thirds Majority Vote; provided, in each case, that the provisions of Section 4 of this Agreement may be amended at any time by a Majority Vote.

          7.2. Notwithstanding Section 7.1, any amendment to this Agreement that would result in any Excluded Trust that immediately prior to such amendment is not subject to taxation on its income or gains by the State of New York becoming subject thereto shall require the consent of such Excluded Trust.
          Section 8. Termination.
          8.1. Unless sooner terminated by a written instrument signed by, prior to the Transition Time, the Class B Stockholders who then have voting control over two-thirds of the total outstanding Shares and, following the Transition Time, by the Dolan Family Committee, acting by Two-Thirds Majority Vote, this Agreement shall terminate upon the earlier of (i) the number of Class B Stockholders governed by this Agreement ceasing to be at least two in number, or (ii) the aggregate number of outstanding Shares ceasing to constitute at least 30% of the total voting power of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock.
          Section 9. Enforceability; Remedies.
          9.1. The Class B Common Stock governed by this Agreement cannot be purchased in the open market and represents a significant portion of the voting control of MSG. For those reasons, among others, the parties hereto and the beneficiaries of the respective Class B Trusts will be irreparably damaged in the event that this Agreement is not specifically enforced. Should any dispute arise as to any vote of any such Class B Common Stock or any other action under this Agreement, an injunction may be issued restraining any such vote or other action pending the determination of such controversy, and in the event a party hereto fails to comply with its obligations hereunder, such party’s obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedy any of the parties hereto may have.
          Section 10. Jurisdiction and Venue.
          10.1. Each party to this Agreement hereby agrees that any Action will be commenced in the United States District Court for the Southern District of New York or in any court of the State of New York located in such District. Each party to this Agreement hereby irrevocably consents to the jurisdiction and venue of the United States District Court for the Southern District of New York and of any court of the State of New York located in such District in connection with any Action.
          Section 11. Endorsement of MSG Class B Share Certificates.
          11.1. As soon as possible after the execution of this Agreement, the Class B Stockholders shall endorse on the face of the certificates representing the Class B Common Stock, now owned or hereafter acquired by the Class B Stockholders (except for any such certificates that bear the legend required by the Original Agreement), a legend reading substantially as follows:
“The voting and transfer of the shares represented by this Certificate is restricted by, and subject to the terms and conditions of, the Amended and Restated Class B Stockholders’ Agreement, dated as of November 19, 2010, as it may be further amended, a copy of which is with the Secretary of Madison Square Garden, Inc. and will be furnished without charge to the holder of such shares upon written request.”
          Section 12. Notices.
          12.1. Any notice required or desired to be delivered hereunder shall be (i) in writing, (ii) delivered by personal delivery, sent by commercial delivery service or certified mail, return receipt requested, or by facsimile or electronic mail, (iii) deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service or return receipt, or in the case of facsimile or electronic mail, upon dispatch, and (iv) addressed as designated on Schedule B hereto (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof), with copies as designated on Schedule B hereto.
          Section 13. Construction.
          13.1. All of the provisions of this Agreement shall apply to all Shares now owned or hereafter acquired by the Class B Stockholders. Except as may be expressly provided herein, nothing hereunder shall be deemed to constitute any person a third party beneficiary of this Agreement.
          13.2. Whenever necessary or appropriate, the use herein of any gender shall be deemed to include the other gender and the neuter and the use herein of either the singular or the plural shall be deemed to include the other. Whenever used herein, the term “descendant” or “child” shall be deemed to include natural and adopted descendants and children, respectively.
          13.3. The headings and titles herein are for convenience of reference only and are to be ignored in any construction of the provisions hereof.
          13.4. This Agreement shall be governed and construed according to the laws of the State of New York, without regard to its rules for conflicts of laws.
          13.5. This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns. Without limiting the generality of the preceding sentence, this Agreement shall be binding on (i) any successor Member, as if such successor Member were a Sibling Member, (ii) any successor trustee to any of the Trustees party hereto as of the date hereof and (iii) any individual person, trust or other entity that hereafter acquires any Shares; provided that (x) as a condition to such Transfer, any such person or entity shall agree in writing to be bound by the terms and conditions of this Agreement, pursuant to an instrument of assumption that has been deemed reasonably satisfactory in substance and form by Dolan Approval, prior to the Transition Time, or, thereafter, the Dolan Family Committee, acting by Majority Vote, and shall thereafter be deemed to be a Class B Stockholder for all purposes of this Agreement and (y) unless such person’s or entity’s accession to this Agreement would not result in such person or entity or any of the parties to this Agreement becoming subject to the restrictions in Section 203 of the Delaware General Corporation Law on “business combinations” (as defined therein) with MSG, such accession shall be conditioned upon the approval thereof by the MSG board of directors for purposes of Section 203 of the Delaware General Corporation Law and, if such approval is not obtained, such person shall not be, and shall be deemed never to have been, a party to this Agreement.
          13.6. Nothing in this Agreement shall be deemed to modify or otherwise affect any rights of MSG or any of its subsidiaries under any agreement to which it and any Member or Class B Stockholder are parties.
          13.7. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together can constitute one and the same instrument.
          Section 14. Definitions
          14.1. Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:
          “Acceptable Marital Trust” means any marital trust, the income of which is for the benefit of the spouse of any Sibling Member or his or her descendants and the principal of which is for the benefit of one or more of such Sibling Member and his or her descendants.
          “Action” means any action, suit or proceeding arising out of or relating to this Agreement.
          “Adult” means a person having attained the age of 21.
          “Anticipated Proceeds” has the meaning set forth in Section 5.5(c).
          “Agreement” has the meaning set forth in the preamble hereof.

          “Aggregated Market Sale Shares” means the Market Sale Shares held by Class B Stockholders whose sales of shares of Class A Common Stock would be aggregated for purposes of Rule 144(e) under the Securities Act, or any successor provision.
          “Applicable Member’s Trust” means, with respect to any Member, the trusts that are part of the Sibling Group of such Member or, if such Member is not a Sibling Member, such Member’s predecessor who was a Sibling Member.
          “Applicable Proxy” has the meaning set forth in Section 1.2.
          “Board” has the meaning set forth in the recitals hereof.
          “Business Day” means any day of the year other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to be closed.
          “Change in Control” means (x) any reorganization, consolidation, merger, readjustment or other transaction that results in the Class B Stockholders, collectively, ceasing to possess, directly or indirectly, (i) at least 50% of the total voting power of any corporation surviving such transaction or, if such corporation is a subsidiary of another corporation, of such controlling corporation, as the case may be, or (ii) if the surviving or controlling entity is not a corporation, the power to direct or cause the direction of the management policies thereof by reason of ownership of voting securities, by contract or otherwise or (y) any sale of all or substantially all of the assets of MSG and its subsidiaries to any corporation with respect to which the Class B Stockholders do not possess at least 50% of the total voting power of such corporation, or if the acquiring entity is not a corporation, the power to direct or cause the direction of the management policies thereof by reason of ownership of voting securities, by contract or otherwise.
          “Class A Common Stock” has the meaning set forth in Section 5.2(b).
          “Class B Baseline Share Ownership” of any Member means the total number of Shares set forth next to such Member’s name on Schedule C hereto, as increased to reflect any Class B Common Stock acquired after the date hereof by gift or inheritance, excluding any gift or inheritance from such Member’s Sibling Group.
          “Class B Common Stock” has the meaning set forth in the recitals hereof.
          “Class B Majority” has the meaning set forth in Section 1.1(a).
          “Class B Stockholder” or “Class B Stockholders” means (i) each holder of Class B Common Stock listed on Schedule A annexed hereto and (ii) each Person that acquires Class B Common Stock after the date hereof in accordance with this Agreement and

(x) is a party to this Agreement or (y) becomes a party to this Agreement in accordance with Section 13.5.
          “Class B Trust” or “Class B Trusts” has the meaning set forth in the recitals hereof.
          “Current Trustee” means each of David M. Dolan, Lawrence J. Dolan, Paul J. Dolan, Mary S. Dolan and Matthew J. Dolan.
          “Dolan Approval” shall mean the prior approval of Charles F. Dolan, prior to his death or Permanent Incapacity, and, thereafter, if Helen A. Dolan is then alive and not suffering from Permanent Incapacity, Helen A. Dolan, until her death or Permanent Incapacity.
          “Dolan Family Committee” has the meaning set forth in Section 2.1.
          “Dolan Children Trusts Registration Rights Agreement” means the Dolan Children Trusts Registration Rights Agreement, dated as of January 13, 2010, between MSG and certain of the Class B Trusts, as such agreement may be further amended, supplemented or replaced.
          “Drag-Along Notice” has the meaning set forth in Section 5.6(b).
          “Drag-Along Sellers” has the meaning set forth in Section 5.6(a).
          “Drag Transaction” has the meaning set forth in Section 5.6(a).
          “Excluded Trust” shall mean any Class B Trust that, at the time of a particular vote of Shares, (i) is not a grantor trust for income tax purposes, (ii) is a “resident trust”, in whole or in part, within the meaning of Section 605(b)(3) of the New York Tax Law and (iii) has no trustees domiciled, or real or tangible personal property located, in the State of New York.
          “Exempted Sale” means a Market Sale by any Class B Stockholder in which the anticipated proceeds, when combined with the proceeds from all other Market Sales by other members of the Sibling Group to which such Class B Stockholder belongs during the preceding 12 months, does not exceed $2,500,000.
          “Expiration Date” has the meaning set forth in Section 5.4(f).
          “Fair Market Value” as of any date means for (a) publicly traded securities, the average of the daily volume-weighted average price per share of such common stock for each of the ten trading days prior to such date (as reported by Bloomberg Financial L.P. using the VWAP function, or if unavailable, by another authoritative source, or if no other authoritative source is available, based upon the average of the daily closing prices (instead of the daily volume-weighted average prices) for such 10 trading days, as reported by Bloomberg Financial L.P. or another authoritative source), and (b) non-publicly traded securities, or any asset or other consideration, the fair market value as determined in good faith by Dolan Approval, prior to the Transition Time, and thereafter, unless all Members otherwise agree, an independent financial advisor retained by the Dolan Family Committee, acting by Majority Vote. For purposes of determining their Fair Market Value, Shares shall be treated as shares of Class A Common Stock.
          “Going-Private Transaction” means any transaction, other than a transaction that would result in a Change in Control, pursuant to which one or more Class B Stockholders or Members, with or without other equity partners, would acquire all or substantially all of MSG’s common stock and shares of such stock would no longer be registered under the Securities Exchange Act of 1934, as amended, or listed on any stock exchange.
          “Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (iv) multi-national organization or body; and/or (v) government entity exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Initial Market Sale Seller” has the meaning set forth in Section 5.3(a).
          “Initial Market Sale Shares” shall have the meaning set forth in Section 5.3(a).
          “Interim Member” means (i) a Current Trustee of one of the Applicable Member’s Trusts or any sibling of the relevant Member who is designated as a guardian of any minor child of the relevant Member, or (ii) in the event that the relevant Member is not survived by a person described in clause (i), any other trustee of one of the Applicable Member’s Trusts or any individual designated as a guardian of any minor child of the relevant Member.
          “Majority Vote” means the affirmative vote of a majority of the votes of the Members.
          “Market Sale” means a sale of shares of Class A Common Stock obtained upon conversion of Shares in an open market sale pursuant to an exemption from the registration requirements of the Securities Act, including a sale pursuant to Rule 144 of the Securities Act.
          “Market Sale Expiration Date” has the meaning set forth in Section 5.3(h).
          “Market Sale Notice” has the meaning set forth in Section 5.3(a).
          “Market Sale Offerees” has the meaning set forth in Section 5.3(a).
          “Market Sale Participant” has the meaning set forth in Section 5.3(b).
          “Market Sale Price” has the meaning set forth in Section 5.3(a).
          “Market Sale Scheduled Closing Date” has the meaning set forth in Section 5.3(f).
          “Market Sale Sellers” has the meaning set forth in Section 5.3(b).
          “Market Sale Shares” has the meaning set forth in Section 5.3(b).
          “Market Sale Tag Along Shares” has the meaning set forth in Section 5.3(b).
          “Member” or “Members” has the meaning set forth in Section 2.1.
          “Member Trust” means, with respect to each Sibling Member, (i) the Class B Trusts set forth across from such Sibling Member’s name on Schedule C hereto and (ii) any trust, the income beneficiaries of which are one or more of such Sibling Member and his or her descendants or the current income of which would be required to be distributed to one or more of such persons if any current income of such trust were to be distributed, which becomes a party to this Agreement in accordance with Section 13.5.
          “MSG” has the meaning set forth in the recitals hereof.
          “Offered Shares” has the meaning set forth in Section 5.4(a).
          “Offeree Notice” has the meaning set forth in Section 5.4(b).
          “Offerees” has the meaning set forth in Section 5.4(a).
          “Original Agreement” has the meaning set forth in the recitals hereof.
          “Permanent Incapacity” means, with respect to an individual, any individual whose ability to receive and evaluate information effectively or to communicate decisions, or both, is impaired to such an extent that the individual permanently lacks the capacity to manage his or her financial resources, as determined by certification of one licensed physician.
          “Permitted Holder” means Charles F. Dolan, Helen A. Dolan, any descendants of Charles F. Dolan and Helen A. Dolan, any trusts for the benefit of any such descendants, including any Acceptable Marital Trust, and any entity owned exclusively by one or more of the foregoing.
          “Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Body.
          “Pro Rata Portion” has the meaning set forth in Section 5.5(b).
          “Registration Rights Agreements” means the Dolan Children Trusts Registration Rights Agreement and the Dolan Registration Rights Agreement, dated as of January 13, 2010, between MSG, Charles F. Dolan and certain other Class B Stockholders, as such agreement may be further amended, supplemented or replaced.
          “ROFR Transferor” has the meaning set forth in Section 5.4(a).
          “Rule 144 Threshold” means the maximum number of shares of Class A Common Stock that could be sold under Rule 144(e) under the Securities Act, or any successor provision.
          “Scheduled Closing Date” has the meaning set forth in Section 5.4(d).
          “Second Market Sale Notice” has the meaning set forth in Section 5.3(b).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Selling Stockholder” has the meaning set forth in Section 5.6(a).
          “Shares” means shares of Class B Common Stock.
          “Sibling Group” of any Sibling Member means (a) such Sibling Member and his or her descendants, (b) each of such Sibling Member’s Member Trusts, (c) any Acceptable Marital Trust for the benefit of such Sibling Member’s spouse and (d) to the extent of such Sibling Member’s or his or her descendants’ attributable interest therein, any legal entity, including, but not limited to, partnerships, limited liability companies, limited partnerships, corporations or joint ventures, formed after the date hereof, which owns Shares that were contributed to such entity, directly or indirectly, by such Sibling Member, his or her descendants or any of the entities referenced in clauses (b)-(c) above.

          “Sibling Member” shall mean each of Kathleen M. Dolan, Deborah A. Dolan-Sweeney, Marianne Dolan Weber, Patrick F. Dolan, Thomas C. Dolan and James L. Dolan.
          “Supermajority Vote” means the affirmative vote of all but one of the votes of the Members.
          “Tag-Along Participant” has the meaning set forth in Section 5.5(b).
          “Tag Percentage” has the meaning set forth in Section 5.5(a).
          “Third Party” has the meaning set forth in Section 5.4(a).
          “Third Party Offer” has the meaning set forth in Section 5.4(a).
          “Third Party Price” means the amount of consideration set forth in the Third Party Offer, which, if all or part of such consideration is in cash, will be that amount in cash, and as to any consideration in the Third Party Offer which is not in cash, will be deemed to be an amount of cash equal to the Fair Market Value of such consideration.
          “Transfer” has the meaning set forth in Section 5.1.
          “Transfer Notice” has the meaning set forth in Section 5.5(a).
          “Transferred Shares” has the meaning set forth in Section 5.5(a).
          “Transferring Stockholders” has the meaning set forth in Section 5.5(a).
          “Transition Time” has the meaning set forth in Section 1.1(a).
          “Trustee” or “Trustees” has the meaning set forth in the recitals hereof.
          “Two-Thirds Majority Vote” means the affirmative vote of two-thirds of the votes of the Members.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF this Agreement has been executed by each of the parties hereto, and shall be effective as of the date first above written.

CHARLES F. DOLAN, individually, and as
Trustee of the Charles F. Dolan 2009 Revocable
Trust, the Charles F. Dolan 2010 Grantor
Retained Annuity Trust #6M, the Charles F.
Dolan 2010 Grantor Retained Annuity Trust
#7M and the Charles F. Dolan 2010 Grantor
Retained Annuity Trust #8M

/s/ Charles F. Dolan
Charles F. Dolan

HELEN A. DOLAN, individually, and as
Trustee of the Helen A. Dolan 2009 Revocable
Trust, the Helen A. Dolan 2010 Grantor
Retained Annuity Trust #6M, the Helen A.
Dolan 2010 Grantor Retained Annuity Trust
#7M and the Helen A. Dolan 2010 Grantor
Retained Annuity Trust #8M

/s/ Helen A. Dolan
Helen A. Dolan

JAMES L. DOLAN, individually

/s/ James L. Dolan
James L. Dolan
THOMAS C. DOLAN, individually

/s/ Thomas C. Dolan
Thomas C. Dolan
[Signature Page to the Madison Square Garden, Inc. Amended and Restated Class B Stockholders’ Agreement]

PATRICK F. DOLAN, individually
/s/ Patrick F. Dolan
Patrick F. Dolan

MARIANNE DOLAN WEBER, individually
/s/ Marianne Dolan Weber
Marianne Dolan Weber

DEBORAH A. DOLAN-SWEENEY, individually
/s/ Deborah A. Dolan-Sweeney
Deborah A. Dolan-Sweeney

KATHLEEN M. DOLAN, individually, and as
a Trustee of the Charles F. Dolan Children
Trusts FBO Kathleen M. Dolan, Deborah
Dolan-Sweeney, Marianne Dolan Weber,
Patrick F. Dolan, Thomas C. Dolan and James
L. Dolan, and as Trustee of the Charles Dolan
1989 Trust, the Ryan Dolan 1989 Trust and the
Tara Dolan 1989 Trust

/s/ Kathleen M. Dolan
Kathleen M. Dolan
[Signature Page to the Madison Square Garden, Inc. Amended and Restated Class B Stockholders’ Agreement]

LAWRENCE J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan 2009 Family Trusts

/s/ Lawrence J. Dolan
Lawrence J. Dolan

DAVID M. DOLAN, not individually, but as a Trustee of the Charles F. Dolan 2009 Family Trusts

/s/ David M. Dolan
David M. Dolan

PAUL J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan

/s/ Paul J. Dolan
Paul J. Dolan

MATTHEW J. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan

/s/ Matthew J. Dolan
Matthew J. Dolan

[Signature Page to the Madison Square Garden, Inc. Amended and Restated Class B Stockholders’ Agreement]

MARY S. DOLAN, not individually, but as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney and the Charles F. Dolan Children Trust FBO Patrick F. Dolan

/s/ Mary S. Dolan
Mary S. Dolan

[Signature Page to the Madison Square Garden, Inc. Amended and Restated Class B Stockholders’ Agreement]

SCHEDULE A

Shares of Class B Common
Stock, as of November
Stockholder	19, 2010
Charles F. Dolan 2009 Revocable Trust	750,000

Charles F. Dolan 2010 Grantor Retained Annuity Trust #6M	1,270,422

Charles F. Dolan 2010 Grantor Retained Annuity Trust #7M	1,200,384

Charles F. Dolan 2010 Grantor Retained Annuity Trust #8M	1,031,082

Helen A. Dolan 2009 Revocable Trust	0

Helen A. Dolan 2010 Grantor Retained Annuity Trust #6M	687,349

Helen A. Dolan 2010 Grantor Retained Annuity Trust #7M	667,849

Helen A. Dolan 2010 Grantor Retained Annuity Trust #8M	594,800

Charles F. Dolan Children Trust FBO Kathleen M. Dolan	918,981

Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney	918,981

Charles F. Dolan Children Trust FBO Marianne Dolan Weber	890,802

Charles F. Dolan Children Trust FBO Patrick F. Dolan	886,015

Charles F. Dolan Children Trust FBO Thomas C. Dolan	926,958

Shares of Class B Common
Stock, as of November
Stockholder	19, 2010
Charles F. Dolan Children Trust FBO James L. Dolan	926,958

CFD 2009 Family Trust FBO Kathleen M. Dolan	295,251

CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney	190,251

CFD 2009 Family Trust FBO Marianne Dolan Weber	358,251

CFD 2009 Family Trust FBO Patrick F. Dolan	288,251

CFD 2009 Family Trust FBO Thomas C. Dolan	370,251

CFD 2009 Family Trust FBO James L. Dolan	370,251

Tara Dolan 1989 Trust	15,156

Charles Dolan 1989 Trust	15,156

Ryan Dolan 1989 Trust	15,156

SCHEDULE B
Notices

Party	Address for Notices
Charles F. Dolan 2009 Revocable Trust	Charles F. Dolan
Charles F. Dolan 2010 Grantor Retained	119 Cove Neck Road
Annuity Trust #6M	Oyster Bay, New York 11771
Charles F. Dolan 2010 Grantor Retained	Facsimile: (516) 803-1179
Annuity Trust #7M	E-mail: cdolan@cablevision.com
Charles F. Dolan 2010 Grantor Retained
Annuity Trust #8M	With a copy to:

c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, New York 11797
Attention: William A. Frewin
Facsimile: (516) 364-4592
E-mail: bfrewin@dfollc.com

Helen A. Dolan 2009 Revocable Trust	Helen A. Dolan
Helen A. Dolan 2010 Grantor Retained	119 Cove Neck Road
Annuity Trust #6M	Oyster Bay, New York 11771
Helen A. Dolan 2010 Grantor Retained	With a copy to: c/o Dolan Family Office 340 Crossways Park Drive Woodbury, New York 11797
Annuity Trust #7M
Helen A. Dolan 2010 Grantor Retained
Annuity Trust #8M

Attention: William A. Frewin
Facsimile: (516) 364-4592
E-mail: bfrewin@dfollc.com

Charles F. Dolan Children Trust FBO	Kathleen M. Dolan
Kathleen M. Dolan	P.O. Box 94
Barnard, Vermont 05031
Email: kd@purplecrayonproductions.com

For Federal Express Delivery:
Kathleen M. Dolan
94B Bowman Road
Barnard, Vermont 05031

Party	Address for Notices
and

Paul J. Dolan
7585 Twin Lakes Trail
Chagrin Falls, Ohio 44022
Email: pdolan@indians.com

With a copy to:

c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, New York 11797
Attention: William A. Frewin
Facsimile: (516) 364-4592
E-mail: bfrewin@dfollc.com

Charles F. Dolan Children Trust FBO	Kathleen M. Dolan
James L. Dolan	P.O. Box 94
Barnard, Vermont 05031
Email: kd@purplecrayonproductions.com

For Federal Express Delivery:
Kathleen M. Dolan
94B Bowman Road
Barnard, Vermont 05031

and

Paul J. Dolan
7585 Twin Lakes Trail
Chagrin Falls, Ohio 44022
Email: pdolan@indians.com

With a copy to:

Knickerbocker Group LLC
P.O. Box 420
Oyster Bay, New York 11771
Attention: Kerrie Juras
Facsimile: (212) 428-6754
Email: kjuras@knickerbockergrp.com

Party	Address for Notices
For Overnight Delivery:

Kerrie Juras
Knickerbocker Group LLC
c/o MSG
Two Penn Plaza, 24th Floor
New York, New York 10121
Facsimile: (212) 428-6754
E-mail: kjuras@knickerbockergrp.com

Charles F. Dolan Children Trust FBO	Kathleen M. Dolan
Marianne Dolan Weber	P.O. Box 94
Charles F. Dolan Children Trust FBO	Barnard, Vermont 05031
Thomas C. Dolan	Email: kd@purplecrayonproductions.com

For Federal Express Delivery:
Kathleen M. Dolan
94B Bowman Road
Barnard, Vermont 05031

and

Matthew J. Dolan, Esq.
Thrasher, Dinsmore & Dolan LPA
Corporate Place
100 7th Avenue
Chardon, Ohio 44024
Facsimile: (440) 285-9423
Email: MDolan@dolan.law.pro

With a copy to:

c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, New York 11797
Attention: William A. Frewin
Facsimile: (516) 364-4592
E-mail: bfrewin@dfollc.com

Charles F. Dolan Children Trust FBO	Kathleen M. Dolan
Deborah Dolan-Sweeney	P.O. Box 94
Charles F. Dolan Children Trust FBO	Barnard, Vermont 05031
Patrick F. Dolan	Email: kd@purplecrayonproductions.com

Party	Address for Notices
For Federal Express Delivery:
Kathleen M. Dolan
94B Bowman Road
Barnard, Vermont 05031

and

Mary S. Dolan
1427 Judson Avenue
Evanston, Illinois 60201
Email: marysdolan@yahoo.com

With a copy to:

c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, New York 11797
Attention: William A. Frewin
Facsimile: (516) 364-4592
E-mail: bfrewin@dfollc.com

Tara Dolan 1989 Trust	Kathleen M. Dolan
P.O. Box 94
Barnard, Vermont 05031
Email: kd@purplecrayonproductions.com

For Federal Express Delivery:
Kathleen M. Dolan
94B Bowman Road
Barnard, Vermont 05031

With a copy to:

c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, New York 11797
Attention: William A. Frewin
Facsimile: (516) 364-4592
E-mail: bfrewin@dfollc.com

Charles Dolan 1989 Trust	Kathleen M. Dolan
Ryan Dolan 1989 Trust	P.O. Box 94

Party	Address for Notices
Barnard, Vermont 05031
Email: kd@purplecrayonproductions.com

For Federal Express Delivery:
Kathleen M. Dolan
94B Bowman Road
Barnard, Vermont 05031

With a copy to:

Knickerbocker Group LLC
P.O. Box 420
Oyster Bay, New York 11771
Attention: Kerrie Juras
Facsimile: (212) 428-6754
Email: kjuras@knickerbockergrp.com

For Overnight Delivery:

Kerrie Juras
Knickerbocker Group LLC
c/o MSG
Two Penn Plaza, 24th Floor
New York, New York 10121
Facsimile: (212) 428-6754
E-mail: kjuras@knickerbockergrp.com

CFD 2009 Family Trust FBO	Lawrence J. Dolan
Kathleen M. Dolan	c/o Cleveland Indians
CFD 2009 Family Trust FBO	Progressive Field
Deborah A. Dolan-Sweeney	2401 Ontario Street
CFD 2009 Family Trust FBO	Cleveland, Ohio 44115
Marianne Dolan Weber	Facsimile: (440) 543-0723
CFD 2009 Family Trust FBO	Email: ldolan@indians.com
Patrick F. Dolan	and David M. Dolan 7 Glenmaro Lane
CFD 2009 Family Trust FBO
Thomas C. Dolan

St. Louis, Missouri 63131
Facsimile: (314) 569-3370
Email: glenmaro@aol.com

Party	Address for Notices
With a copy to:

c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, New York 11797
Attention: William A. Frewin
Facsimile: (516) 364 4592
E-mail: bfrewin@dfollc.com

CFD 2009 Family Trust FBO James L.	Lawrence J. Dolan
Dolan	c/o Cleveland Indians
Progressive Field
2401 Ontario Street
Cleveland, Ohio 44115
Facsimile: (440) 543-0723
Email: ldolan@indians.com

and

David M. Dolan
7 Glenmaro Lane
St. Louis, Missouri 63131
Facsimile: (314) 569-3370
Email: glenmaro@aol.com

With a copy to:

Knickerbocker Group LLC
P.O. Box 420
Oyster Bay, New York 11771
Attention: Kerrie Juras
Facsimile: (212) 428-6754
Email: kjuras@knickerbockergrp.com

For Overnight Delivery:

Kerrie Juras
Knickerbocker Group LLC
c/o MSG
Two Penn Plaza, 24th Floor
New York, New York 10121
Facsimile: (212) 428-6754
E-mail: kjuras@knickerbockergrp.com

Party	Address for Notices
Kathleen M. Dolan	P.O. Box 94
Barnard, Vermont 05031
Email: kd@purplecrayonproductions.com

For Federal Express Delivery:
94B Bowman Road
Barnard, Vermont 05031

Deborah A. Dolan-Sweeney	91 Cove Neck Road
Oyster Bay, New York 11771
Email: ddolan@cablevision.com

Marianne Dolan Weber	33 Southard Avenue
Rockville Centre, New York 11570
Facsimile: (516) 803-9206
Email: mweber@cablevision.com

Patrick F. Dolan	76 Woolsey Street
Huntington, New York 11743-2641
Facsimile: (516) 790-5387
Email: pfdolan@news12.com

Thomas C. Dolan	119 Cove Neck Road
Oyster Bay, New York 11771
Facsimile: (516) 803-1197
Email: tcdolan@gmail.com

James L. Dolan	125 Cove Neck Road
Oyster Bay, New York 11771
Facsimile: (212) 631-5188
Email: jdolan@cablevision.com
In each case, copies shall also be sent to:

Mr. Brian G. Sweeney	Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714

Party	Address for Notices
Facsimile: (516) 803-1186
E-mail: bgsweeney@cablevision.com

and

Debevoise & Plimpton LLP	Attention: Richard D. Bohm
919 Third Avenue
New York, New York 10022
Facsimile: (212) 909-6836
E-mail: rdbohm@debevoise.com

SCHEDULE C

Number of Shares of
Class B Common
Stock Deemed to be
Owned By Member, as of November 19, 2010
Ownership Conferred
Member		Through
Kathleen M. Dolan	918,981	Charles F. Dolan Children Trust FBO Kathleen M. Dolan
	295,251	CFD 2009 Family Trust FBO Kathleen M. Dolan
	1,214,232	Total

Deborah A. Dolan-Sweeney	918,981	Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney
	190,251	CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney
	1,109,232	Total

Marianne Dolan Weber	890,802	Charles F. Dolan Children Trust FBO Marianne Dolan Weber
	358,251	CFD 2009 Family Trust FBO Marianne Dolan Weber
	1,249,053	Total

Patrick F. Dolan	886,015	Charles F. Dolan Children Trust FBO Patrick F. Dolan
	288,251	CFD 2009 Family Trust FBO Patrick F. Dolan
	15,156	Tara Dolan 1989 Trust
	1,189,422	Total

Thomas C. Dolan	926,958	Charles F. Dolan Children Trust FBO Thomas C. Dolan
	370,251	CFD 2009 Family Trust FBO Thomas C. Dolan
	1,297,209	Total

James L. Dolan	926,958	Charles F. Dolan Children Trust FBO James L. Dolan
	370,251	CFD 2009 Family Trust FBO James L. Dolan
	15,156	Charles Dolan 1989 Trust
	15,156	Ryan Dolan 1989 Trust
	1,327,521	Total